UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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lululemon athletica inc.
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TO OUR STOCKHOLDERS:
We are pleased to invite you to attend the annual meeting of stockholders of lululemon athletica inc. on Thursday, June 8, 2017, beginning at 9:00 a.m., Pacific Time. This year's annual meeting will be a completely virtual meeting of stockholders, which will be conducted solely via live webcast. You will be able to attend the annual meeting of stockholders online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/lulu2017. You also will be able to vote your shares electronically at the annual meeting.
We are excited to embrace the latest technology to provide expanded access, improved communication, and cost savings for our stockholders and the company. We believe hosting a virtual meeting will achieve greater stockholder attendance at the annual meeting by enabling stockholders that might not otherwise be able to travel to a physical meeting to attend online and participate from any location around the world.
Details regarding how to attend the meeting online and the business to be conducted at the annual meeting are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.
This year we are again providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission's "notice and access" rules. As a result, we are mailing to many of our stockholders a notice instead of a paper copy of this proxy statement and our 2016 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those stockholders can receive a paper copy of our proxy materials, including this proxy statement, our 2016 Annual Report, and a form of proxy card or voting instruction card. All stockholders who do not receive a notice, including stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically. Continuing to employ this distribution process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.
Your vote is important. Regardless of whether you plan to participate in the annual meeting online, we hope you will vote as soon as possible. You may vote by proxy over the Internet, telephone or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, telephone, or by written proxy or voting instruction card will ensure your representation at the annual meeting regardless of whether you attend the virtual meeting.
Thank you for your ongoing support of, and continued interest in, lululemon.
Sincerely,

/s/ Laurent Potdevin
Laurent Potdevin
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 8, 2017

Notice is hereby given that the 2017 annual meeting of the stockholders of lululemon athletica inc., a Delaware corporation, will be held on June 8, 2017, beginning at 9:00 a.m., Pacific Time, via live webcast at www.virtualshareholdermeeting.com/lulu2017, for the following purposes:
1. To elect four Class I directors to hold office for a three-year term and until their respective successors are elected and qualified.
2. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2018.
3. To approve an amendment to our certificate of incorporation to remove the reference to plurality voting.
4. To approve, on an advisory basis, the compensation of our named executive officers.
5. To cast an advisory vote on how often we should include an advisory say-on-pay proposal in our proxy materials for future stockholder meetings.
6. To transact such other business as may properly come before the meeting.
Our board of directors recommends that you vote "FOR":

•	The election of the four Class I director nominees named in this proxy statement;

•	Proposal No. 2 (the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2018);

•	Proposal No. 3 (the approval of an amendment to our certificate of incorporation to remove the reference to plurality voting); and

•	Proposal No. 4 (the approval, on an advisory basis, of the compensation of our named executive officers).
Our board of directors is not making a recommendation regarding the stockholders' preferred frequency for how often we should include an advisory say-on-pay proposal in our proxy materials for future stockholder meetings.
Other Information
At the 2011 annual meeting of stockholders, our stockholders had the opportunity to cast an advisory vote on how often we should include an advisory "say-on-pay" proposal in our proxy materials for future stockholder meetings. The option of holding the advisory "say-on-pay" vote every three years received the highest number of votes and was the preferred frequency. Accordingly, we included an advisory “say-on-pay” proposal in our proxy materials for our 2014 annual meeting of stockholders and are including an advisory "say-on-pay" proposal in our proxy materials for this year's meeting.
Stockholders of record at the close of business on April 13, 2017 are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. In accordance with our bylaws, a list of those stockholders entitled to vote at the annual meeting will be available for examination by any stockholder, for any purpose relating to the meeting, at the office of the Corporate Secretary, lululemon athletica inc., 1818 Cornwall Avenue, Vancouver, British Columbia, beginning April 27, 2017. The list will also be available at the annual meeting.
We are pleased to continue using the U.S. Securities and Exchange Commission's "Notice and Access" delivery model allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this delivery process will expedite stockholders' receipt of proxy materials and lower the costs and reduce the environmental impact of the annual meeting. On or about April 27, 2017, we intend to mail to our stockholders a Notice of Internet Availability of Proxy Materials, containing instructions on how to access our proxy statement and Annual Report to Stockholders for the fiscal year ended January 29, 2017, on how to vote online, and on how to access the virtual annual meeting. This notice also provides instructions on how to receive a paper copy of the proxy materials by mail.
All stockholders are invited to attend the annual meeting. The annual meeting will begin promptly at 9:00 a.m., Pacific Time. Online check-in will begin at 8:30 a.m., Pacific Time, and you should allow ample time for the online check-in procedures. Whether or not you plan to attend the annual meeting, please vote your shares via the Internet or telephone, as described in the accompanying materials, as soon as possible to assure that your shares are represented at the meeting, or, if you elect to receive a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the virtual meeting you will, of course, have the right to revoke the proxy and vote your shares electronically at the meeting.

By order of the board of directors,

/s/ Laurent Potdevin
Laurent Potdevin
Chief Executive Officer
Vancouver, British Columbia
April 21, 2017

LULULEMON ATHLETICA INC.
PROXY STATEMENT
2017 ANNUAL MEETING OF STOCKHOLDERS
THURSDAY, JUNE 8, 2017
GENERAL INFORMATION
This proxy statement is being provided to solicit proxies on behalf of the board of directors of lululemon athletica inc. for use at the annual meeting of stockholders to be held on Thursday, June 8, 2017, at 9:00 a.m., Pacific Time. We are pleased to inform you that this year's meeting will be a completely virtual meeting, which will be conducted solely via live webcast. You will be able to attend the annual meeting online, vote your shares electronically, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/lulu2017. We expect to first make this proxy statement available, together with our Annual Report for the fiscal year ended January 29, 2017, to stockholders on approximately April 27, 2017.
Our principal offices are located at 1818 Cornwall Avenue, Vancouver, British Columbia V6J 1C7.
Internet Availability of Annual Meeting Materials
Under rules adopted by the U.S. Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the notice or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the notice. You will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the notice. This permits us to conserve natural resources and reduces our printing costs, while giving stockholders a convenient and efficient way to access our proxy materials and vote their shares.
We intend to mail the notice on or about April 27, 2017 to all stockholders of record entitled to vote at the annual meeting.
Who May Vote
Only persons who are holders of record of our common stock or our special voting stock at the close of business on April 13, 2017, which is the record date, will be entitled to notice of and to vote at the annual meeting. On the record date, 127,225,585 shares of common stock and 9,780,927 shares of special voting stock were issued and outstanding. Each share of common stock is entitled to one vote at the annual meeting and each share of special voting stock is entitled to one vote at the annual meeting. Holders of common stock and special voting stock will vote together as a single class on all matters that come before the annual meeting. Accordingly, throughout this proxy statement we refer generally to our outstanding common stock and special voting stock together as our "common stock."
What Constitutes a Quorum
Stockholders may not take action at the annual meeting unless there is a quorum present at the meeting. Stockholders participating in the virtual meeting are considered to be attending the meeting "in person." The presence, in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote as of the close of business on the record date constitutes a quorum. Abstentions and broker non-votes will each be counted as present for the purposes of determining the presence of a quorum. Broker non-votes occur when brokers holding shares in street name for beneficial owners do not receive instructions from the beneficial owners about how to vote the shares. An abstention occurs when a stockholder withholds such stockholder's vote by checking the "abstain" box on the proxy card, or similarly elects to abstain via the Internet or telephone voting. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, including the ratification of appointment of independent registered accounting firm.
Vote Required
Proposal No. 1: A nominee for director will be elected to the board if the votes cast for the nominee's election exceed the votes cast against that nominee's election. Abstentions and broker non-votes will have no effect on the outcome of the election and we do not have cumulative voting in the election of directors.
Proposal No. 2: The selection of our independent registered public accounting firm will be ratified if the votes cast for this proposal exceed the votes cast against this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Proposal No. 3: The amendment to our certificate of incorporation to remove the reference to plurality voting will be approved if the votes cast for this proposal represent a majority of the outstanding common stock entitled to vote at the meeting. Abstentions and broker non-votes will have the same effect as a vote against this proposal.
Proposal No. 4: The compensation of our named executive officers will be approved, on an advisory basis, if the votes cast for this proposal exceed the votes cast against this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Proposal No. 5: The stockholders' preferred frequency for how often we should include an advisory “say-on-pay” vote in our proxy materials for future stockholder meetings will be the option that receives the highest number of votes cast on this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Voting Process
Shares that are properly voted or for which proxy cards are properly executed and returned will be voted at the annual meeting in accordance with the directions given. In the absence of directions, these shares will be voted "FOR" the election of the four Class I director nominees named in this proxy statement, “FOR” Proposals No. 2, No. 3 and No. 4, and “FOR” the option of including the advisory “say-on-pay” vote in proxy materials for future stockholder meetings every three years, which was the frequency most recently preferred by stockholders.
We do not expect any other matters to be brought before the annual meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their discretion with respect to those matters.
The manner in which your shares may be voted depends on how your shares are held. If you are the record holder of your shares, meaning you appear as the holder of your shares on the records of our stock transfer agent, you may vote those shares via the Internet or telephone, or, if you request a printed copy of the proxy materials, via a proxy card for voting those shares included with the printed proxy materials. If you own shares in street name, meaning you are a beneficial owner with your shares held through a bank or brokerage firm, you may instead receive a notice with instructions on how to access proxy materials as well as how you may instruct your bank or brokerage firm how to vote your shares.
Voting on the Internet
You can vote your shares via the Internet by following the instructions in the notice. The Internet voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm your voting instructions have been properly recorded. If you vote via the Internet, you do not need to complete and mail a proxy card. We encourage you to vote your shares via the Internet in advance of the annual meeting even if you plan to attend the virtual annual meeting.
Voting by Mail
You can vote your shares by mail by requesting a printed copy of the proxy materials sent to your address. When you receive the proxy materials, you may fill out the proxy card enclosed therein and return it per the instructions on the card. By signing and returning the proxy card according to the instructions provided, you are enabling the individuals named on the proxy card, known as "proxies," to vote your shares at the annual meeting in the manner you indicate. If you request a printed copy of the proxy materials, we encourage you to sign and return the proxy card even if you plan to attend the annual meeting.
Voting by Telephone
You may be able to vote by telephone. If so, instructions are included with your notice. If you vote by telephone, you do not need to complete and mail your proxy card.
Attendance and Voting at the Annual Meeting
Most of our stockholders hold their shares through a broker, trustee or other nominee rather than directly in their own name. There are some distinctions between shares held of record and those owned beneficially. If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the "stockholder of record." As the stockholder of record, you have the right to grant your voting proxy directly to lululemon or to a third party, or to vote your shares during the meeting. If your shares are held in a brokerage account, by a trustee or by another nominee (that is, in "street name"), you are considered the "beneficial owner" of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee or nominee how to vote, or to vote your shares during the annual meeting.

Revocation
If you are the record holder of your shares, you may revoke a previously granted proxy at any time before the annual meeting by delivering to the Corporate Secretary of lululemon athletica inc. a written notice of revocation or a duly executed proxy bearing a later date or by voting your shares electronically at the annual meeting. Any stockholder owning shares in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares. Simply attending the annual meeting does not revoke your proxy. Your last vote, prior to or at the annual meeting, is the vote that will be counted.
Householding
The SEC permits companies to send a single notice, and for those stockholders that elect to receive a paper copy of proxy materials in the mail, one copy of this proxy statement, together with our 2016 Annual Report, to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. In such cases, each stockholder continues to receive a separate notice, and for those stockholders that elect to receive a paper copy of proxy materials in the mail, one copy of our 2016 Annual Report and this proxy statement. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of our common stock held through brokerage firms. If your family has multiple accounts holding our common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the notice, our 2016 Annual Report and this proxy statement. The broker will arrange for delivery of a separate copy of the notice, and, if so requested, a separate copy of these proxy materials promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.
Solicitation of Proxies
We pay the cost of soliciting proxies for the annual meeting. We solicit by mail, telephone, personal contact and electronic means and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send notices, and if requested, other proxy materials, to beneficial owners. Upon request, we will reimburse them for their reasonable expenses. In addition, our directors, officers and employees may solicit proxies, either personally or by telephone, facsimile or written or electronic mail. We have also retained Alliance Advisors, LLC, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $7,500 plus reasonable out-of-pocket expenses. Stockholders are requested to return their proxies without delay.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
We have a classified board of directors currently consisting of ten directors, including four Class I directors, three Class II directors, and three Class III directors, who will serve until the annual meetings of stockholders to be held in 2017, 2018 and 2019, respectively, and until their respective successors are duly elected and qualified or until their earlier resignation or removal.
At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates. The term of the Class I directors will expire on the date of the upcoming annual meeting and four people are to be elected to serve as Class I directors of our board of directors at the annual meeting. Based on all information available to the Nominating and Governance Committee of our board of directors and relevant considerations, including the guidelines, criteria and procedures for identifying and evaluating candidates for election to the board of directors included in our "Guidelines for Evaluating Director Candidates," the Nominating and Governance Committee selected Michael Casey, Glenn Murphy, David M. Mussafer, and Laurent Potdevin, each of whom is a current Class I director, as the candidates who, in the view of the Nominating and Governance Committee, are most suited for membership on our board of directors at this time. Accordingly, the Nominating and Governance Committee recommended and our board of directors nominated Mr. Casey, Mr. Murphy, Mr. Mussafer, and Mr. Potdevin as nominees for election as Class I directors. If elected, Mr. Casey, Mr. Murphy, Mr. Mussafer, and Mr. Potdevin will serve as Class I directors until our annual meeting of stockholders in 2020 and until their successors are duly elected and qualified, or until their earlier resignation or removal.
Our board of directors has no reason to believe that any of the nominees listed above will be unable to serve as a director. If, however, any nominee becomes unavailable, the proxies will have discretionary authority to vote for a substitute nominee. There are no family relationships among any of the directors or executive officers.
Class I Director Nominees for Election at the 2017 Annual Meeting of Stockholders
Michael Casey has been a member of our board of directors since October 2007 and served as Co-Chairman of the Board from September 2014 to April 2017 and as Chairman of the Board from May 2014 to September 2014. He retired from Starbucks Corporation in October 2007, where he had served as Senior Vice President and CFO from August 1995 to September 1997, and Executive Vice President, CFO and Chief Administrative Officer from September 1997 to October 2007. Subsequent to retirement he served as a Senior Advisor to Starbucks Corporation from October 2007 to May 2008 and from November 2008 to January 2015. Prior to joining Starbucks, Mr. Casey was Executive Vice-President and CFO for Family Restaurants, Inc. and President and CEO of El Torito Restaurants, Inc. He was also a member of the board of directors of The Nasdaq OMX Group, Inc. from January 2001 to May 2012. Mr. Casey graduated from Harvard College with an A.B. degree in Economics, cum laude, and Harvard Business School with an MBA degree. Our board of directors selected Mr. Casey to serve as director because he has extensive experience in corporate finance and accounting, managing retail-focused industry operations, strategic planning and public company corporate governance. Our board of directors believes his service on executive, audit and compensation committees of other companies allows him to provide significant insight to our board of directors.
Glenn Murphy has been a member of our board of directors since April 2017 and serves as Co-Chairman of the Board. He is the founder and CEO of FIS Holdings, a consumer-focused investment firm. Prior to FIS Holdings, Mr. Murphy served as Chairman and Chief Executive Officer at The Gap, Inc. from 2007 until 2014. Prior to that, Mr. Murphy served as the Chairman and Chief Executive Officer of Shoppers Drug Mart Corporation from 2001 to 2007. Prior to leading Shoppers Drug Mart, he served as the Chief Executive Officer and President for the Retail Division of Chapters Inc. Mr. Murphy started his career at Loblaws where he spent 14 years, and he holds a BA degree from the University of Western Ontario. Our board of directors selected Mr. Murphy to serve as a director because they believe his extensive retail experience as a leading strategic operator will provide valuable insight to our board of directors.
David M. Mussafer has been a member of our board of directors since September 2014 and serves as Co-Chairman of the Board. Mr. Mussafer is currently a Managing Partner at Advent International Corporation and is responsible for Advent's North American private equity operations. Mr. Mussafer joined Advent in 1990, has been a principal of the firm since 1993, and is a member of Advent's executive committee and board of directors. Mr. Mussafer holds a BSM, cum laude, from Tulane University and an MBA from the Wharton School of the University of Pennsylvania. Mr. Mussafer was appointed to the board of directors in connection with a support agreement which gives Advent a continuing right to nominate two designees to the board of directors and the opportunity to have one of its designees serve as a Co-Chairman of the Board. Our board of directors believes his extensive experience enables him to provide valuable insights to the board of directors regarding board processes and operations as well as the relationship between the board of directors and stockholders.
Laurent Potdevin was appointed as our Chief Executive Officer and a member of our board of directors in December 2013, and has served in those roles since January 2014. Mr. Potdevin previously worked at Toms Shoes, a socially-conscious shoe company, where he served as President from May 2011 to December 2013. From 1995 to 2010, he worked at Burton Snowboards, the world's largest and premier snowboarding company, serving in various capacities including as President and CEO from 2005 to 2010. Prior to joining Burton Snowboards, Mr. Potdevin worked at Louis Vuitton and LVMH. Mr. Potdevin received degrees from Ecole Superieure des Sciences Economiques et Commerciales, in France, and the Engineering School, Ecole Polytechnique Federale de Lausanne, in Switzerland. Our board of directors selected Mr. Potdevin because of his extensive experience at premium, technical athletic apparel and lifestyle-centric retail companies, and deep understanding of the importance of top-quality technical design, retail marketing strategies, and the power of building a strong brand.
Vote Required and Board Recommendation
If a quorum is present, a nominee for director will be elected to the board of directors if the votes cast for the nominee's election exceed the votes cast against that nominee's election. If an incumbent director fails to receive the required vote for re-election, then, within 90 days following certification of the stockholder vote by the inspector of elections, the board of directors will determine whether to accept the director's resignation. Abstentions and broker non-votes will have no effect on the outcome of the election.
Our board of directors unanimously recommends a vote "FOR" the election of the four Class I director nominees named above.

CORPORATE GOVERNANCE
Our Board of Directors
The following table sets forth the name, age as of April 1, 2017, and principal occupation of each director and director nominee, and the period during which each has served as a director of lululemon. RoAnn Costin, who served as a director since 2007, and Rhoda M. Pitcher, who served as a director since 2005, each resigned as directors in April 2016 and August 2016, respectively. William H. Glenn, who served as a director since 2012, did not stand for re-election in 2016.

Name	Age	Occupation	Director Since
Class I directors whose terms expire and who are nominees for election at the 2017 annual meeting
Michael Casey	71	Retired Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Starbucks Corporation	2007
Glenn Murphy	55	Founder and CEO of FIS Holdings	2017
David M. Mussafer	53	Managing Partner of Advent International Corporation	2014
Laurent Potdevin	49	Chief Executive Officer of lululemon	2014

Class II directors whose terms expire at the 2018 annual meeting
Steven J. Collins	47	Managing Director of Advent International Corporation	2014
Martha A.M. Morfitt	59	Principal of River Rock Partners Inc.	2008
Emily White	38	Former Chief Operating Officer of Snapchat, Inc.	2011

Class III directors whose terms expire at the 2019 annual meeting
Robert Bensoussan	58	Director of Sirius Equity LLP	2013
Kathryn Henry	51	Strategic Advisor and Independent Consultant	2016
Jon McNeill	49	President, Global Sales, Delivery and Service of Tesla, Inc.	2016
The following is brief biographical description of each person who is currently a member of our board of directors:
Class I Directors Continuing in Office until the 2017 Annual Meeting of Stockholders
Michael Casey's biographical summary is included under "Proposal No. 1 - Election of Directors".
Glenn Murphy's biographical summary is included under "Proposal No. 1 - Election of Directors".
David M. Mussafer's biographical summary is included under "Proposal No. 1 - Election of Directors".
Laurent Potdevin's biographical summary is included under "Proposal No. 1 - Election of Directors".
Class II Directors Continuing in Office until the 2018 Annual Meeting of Stockholders
Steven J. Collins has been a member of our board of directors since September 2014. Mr. Collins is a Managing Director at Advent International. Mr. Collins joined Advent in 1995 and rejoined after graduate school in 2000. Mr. Collins is a member of the board of directors of Bojangles', Party City and Kirkland's, all of which are publicly traded, and Charlotte Russe, a privately-owned retailer of women's apparel. He was a member of the board of directors of Five Below Inc., a publicly-traded specialty retailer from 2010 until March 2015. Mr. Collins received a BS from the Wharton School of the University of Pennsylvania and an MBA from Harvard School of Business. Mr. Collins was appointed to the board of directors in connection with a support agreement which gives Advent a continuing right to nominate two designees to the board of directors. Our board of directors believes his experience enables him to provide valuable insights to the board of directors regarding management, accounting and financial matters as well as the relationship between the board of directors and stockholders.
Martha A.M. (Marti) Morfitt has been a member of our board of directors since December 2008. She has served as a principal of River Rock Partners, Inc., a business and cultural transformation consulting firm, since 2008. Ms. Morfitt served as the CEO of Airborne, Inc. from October 2009 to March 2012. She served as the President and CEO of CNS, Inc., a manufacturer and marketer of consumer healthcare products, from 2001 through March 2007. From 1998 to 2001, she was Chief Operating Officer of CNS, Inc. Ms. Morfitt currently serves on the board of directors of Graco, Inc., a publicly-traded fluid handling systems and components company. She served on the board of directors of Life Time Fitness, Inc., a publicly traded operator of fitness and athletic centers from 2008 to 2015. She received her HBA from the Richard Ivey School of Business at the University of Western Ontario, and an MBA from the Schulich School of Business at York University. Our board of directors selected Ms. Morfitt to serve as director because she has extensive public board experience, and years of leading and managing branded consumer business operations and strategic planning.

Emily White has been a member of our board of directors since November 2011. She was the Chief Operating Officer of Snapchat, Inc., a photo messaging application, from January 2014 to March 2015. Prior to joining Snapchat, Ms. White held several leadership roles at Facebook Inc., a social networking company, from 2010 to 2013 including Director of Local Business Operations, Director of Mobile Business Operations and Head of Business Operations at Instagram. From 2001 to 2010, Ms. White worked at Google where she ran North American Online Sales and Operations, Asia Pacific & Latin America business and the Emerging Business channel. She currently serves on the board of directors of Zayo Group Holdings, Inc. a publicly traded bandwidth infrastructure, colocation, and connectivity services company and on the board of directors of the National Center for Women in IT, a non-profit coalition working to increase the participation of girls and women in computing and IT. She is also a board advisor to Hyperlook One, and an advisor to VSCO, Inc. She received a BA in Art History from Vanderbilt University. Our board of directors selected Ms. White to serve as a director because of her extensive experience with social networking and technology companies, her understanding of the demographics in which our principal customers reside and the diversity in background and experience she provides to our board of directors.
Class III Directors Continuing in Office until the 2019 Annual Meeting of Stockholders
Robert Bensoussan has been a member of our board of directors since January 2013. Since 2008, Mr. Bensoussan has been a Director and the majority owner of Sirius Equity LLP, a UK company that invests in retail and brands based in the UK and Europe. From 2008 to April 2017, Mr. Bensoussan served on the board of LK Bennett, a UK fashion retailer, as chairman (both executive and non-executive), twice as interim CEO, and most recently as a non-executive director. He has also served as non-executive chairman of feelunique.com (UK) since December 2012. From 2001 to 2007, Mr. Bensoussan was CEO of Jimmy Choo Ltd, a privately held UK luxury shoe wholesaler and retailer and was also a member of the board of directors of Jimmy Choo Ltd from 2001 to 2011. Mr. Bensoussan serves on the boards of directors of Inter Parfums Inc., a publicly-traded manufacturer of fragrances and fragrance-related products, Celio International (Belgium), a retailer of men's clothing, Zen Cars (Belgium), an electric car rental company, and Eaglemoss (UK) a part-works publisher. Our board of directors selected Mr. Bensoussan to serve as director because he has extensive executive management and director experience in the apparel, accessories and fragrances industry. Our board of directors believes his experience as chief executive officer and director of international branded luxury goods operations provides unique insight and vision to our board of directors.
Kathryn Henry has been a member of our board of directors since January 2016. Since 2015, Ms. Henry has served as a strategic advisor and independent consultant for retail and technology companies, in addition to venture capital, investment and consulting firms seeking executive level guidance. Ms. Henry previously served as Chief Information Officer, Logistics & Distribution at lululemon from 2010 to 2014. In her role, Ms. Henry oversaw all global IT, distribution and logistics operations for the company. Prior to joining lululemon in 2010, Ms. Henry worked at The Gap, Inc., where she served as Vice President and Chief Information Officer of International IT and Gap North America and was responsible for the systems support of key international growth initiatives. Ms. Henry was designated for appointment to our board of directors by Dennis J. Wilson in accordance with the terms of a support agreement between lululemon, Mr. Wilson, and certain entities affiliated with Advent International. Our board of directors believes that her strategic IT and retail experience as well as her experience with lululemon will provide valuable insight to our board of directors.
Jon McNeill has been a member of our board of directors since April 2016. Mr. McNeill has served as President, Global Sales, Delivery and Service of Tesla Inc., overseeing customer-facing operations, since September 2015. Prior to joining Tesla, Inc., he was the CEO of Enservio, Inc., a software company, from 2006 until 2015, and founder of multiple technology and retail companies including TruMotion, Sterling, First Notice Systems, and Trek Bicycle Stores, Inc. Mr. McNeill began his career at Bain & Company. He is a graduate of Northwestern University. Our board of directors believes his executive experience and innovative and entrepreneurial attributes will provide valuable insight to our board of directors and is aligned with our unique culture.
Third Party Compensation for Directors and Director Nominees
Mr. Murphy and Advent International Corporation, which holds approximately 14.7% of our outstanding shares of common stock, have informed us that they have an arrangement under which Mr. Murphy would be eligible for an incentive payment from Advent based on the total cash proceeds Advent receives from its investment in our common stock, including Advent's proceeds received from any dividends or other distributions on the common stock and from the sale of its shares. They have informed us that the arrangement does not have a pre-determined termination date, but that Mr. Murphy would not be eligible to receive the incentive payment from Advent if the arrangement is terminated for cause, if he has not served as a director of lululemon within the six-month period immediately prior to Advent's receipt of the proceeds, or if the arrangement is terminated by either Mr. Murphy or Advent other than for cause more than six months prior to Advent's receipt of the proceeds.

Independence of the Board
The U.S. federal securities laws pertaining to corporate governance of publicly-traded companies and the Nasdaq listing standards require the board of directors to make an evaluation and determination as to the independence of members of the board of directors in accordance with the standards provided in U.S. federal law and the Nasdaq listing standards. The board of directors has reviewed the general definitions and criteria for determining the independence of directors, information provided by each director, other relevant facts and circumstances bearing on each director's ability to exercise independent judgment in carrying out the responsibilities of a director, and the recommendations of the Nominating and Governance Committee regarding the independence of our current directors. Based on this review, our board of directors has determined that the following current members of our board of directors are “independent” for the purposes of the Nasdaq listing standards as they relate to directors:

Robert Bensoussan	Kathryn Henry	Glenn Murphy
Michael Casey	Jon McNeill	David M. Mussafer
Steven J. Collins	Martha A.M. Morfitt	Emily White
Laurent Potdevin, our Chief Executive Officer, is not an independent director by virtue of his current employment with lululemon.
Executive Sessions
Non-management directors generally meet in an executive session without management present each time our board of directors holds its regularly scheduled meetings.
Committees and Meeting Attendance
Our board of directors has three standing committees, including an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. Each of these committees operates under a written charter adopted by our board of directors. Copies of these charters are available on our website at www.lululemon.com. Our board of directors held six meetings of the full board of directors during fiscal 2016. Each of the standing committees of our board of directors held the number of meetings indicated below. During fiscal 2016, each of our directors attended at least 75% of the total number of meetings of our board of directors, and all of the committees of our board of directors on which such director served during that period. Directors are encouraged to attend our annual meetings of stockholders. All of our directors attended the 2016 annual meeting of stockholders.

The following table sets forth the three standing committees of our board of directors, the members of each committee during fiscal 2016 and the number of meetings held by each committee:

Name of Director	Audit	Compensation	Nominating and Governance
Robert Bensoussan	Member		Member
Michael Casey	Member	Chair
Steven J. Collins		Member
RoAnn Costin(1)			Member
William H. Glenn(2)	Member		Member
Kathryn Henry
Jon McNeill(3)			Member
Martha A.M. Morfitt	Chair	Member
David M. Mussafer			Chair
Rhoda M. Pitcher(4)		Member	Chair
Emily White		Member
Number of meetings in fiscal 2016	5	6	5
_________

(1)	Ms. Costin resigned as a director in April 2016.

(2)	Mr. Glenn did not stand for re-election at the 2016 annual meeting.

(3)	Mr. McNeill was appointed as a director in April 2016.

(4)	Ms. Pitcher resigned as a director in August 2016.
Audit Committee
The Audit Committee is appointed by our board of directors to assist it in fulfilling its oversight responsibilities by overseeing the accounting and financial reporting processes of lululemon and the audits of our financial statements as well as overseeing our risk assessment and risk management policies, procedures and practices. The Audit Committee's primary duties and responsibilities include:

•
Appointing and retaining our independent registered public accounting firm, approving all audit, review, and other services to be provided by our independent registered public accounting firm and determining the compensation to be paid for those services;

•	Overseeing the integrity of our financial reporting process and systems of internal controls regarding accounting and finance;

•	Overseeing the qualifications, independence, and performance of our independent registered public accounting firm;

•	Overseeing our risk assessment and risk management policies, procedures, and practices;

•	Reviewing and, if appropriate, approving any related party transactions;

•	Reviewing our code of business conduct and ethics applicable to all directors, officers, and employees, and monitoring and approving any modifications or waivers of the code;

•	Providing a means for processing complaints and anonymous submissions by employees of concerns regarding accounting or auditing matters; and

•	Monitoring compliance with legal and regulatory requirements.
The current members of the Audit Committee are Martha A.M. Morfitt (Chair), Robert Bensoussan, and Michael Casey. Our board of directors has determined that each of the members of the Audit Committee is "independent" for purposes of the Nasdaq listing requirements as they apply to audit committee members and that Mr. Casey and Ms. Morfitt qualify as "audit committee financial experts" under the rules of the SEC.
Compensation Committee
The Compensation Committee has been delegated authority by our board of directors to oversee all significant aspects of our compensation policies and programs, including:

•	Reviewing and approving the compensation and annual performance objectives and goals of our executive officers;

•	Reviewing, approving, and administering incentive-based and equity-based compensation plans in which our executive officers participate;

•	Evaluating risks created by our compensation policies and practices and considering any reasonably likely effect of such risks;

•	Reviewing and recommending to our board of directors new executive compensation programs; and

•	Reviewing and recommending to our board of directors proposed changes in director compensation.
The current members of the Compensation Committee are Michael Casey (Chair), Steven J. Collins, Martha A.M. Morfitt, and Emily White. Our board of directors has determined that each of the members of the Compensation Committee is "independent" for purposes of the Nasdaq listing standards.
Nominating and Governance Committee
The Nominating and Governance Committee is responsible for matters relating to the corporate governance of our company as well as identifying individuals qualified to become members of our board of directors or any of its committees, recommending nominees for election as directors at each stockholder meeting at which directors are to be elected, and recommending candidates to fill any vacancies on our board of directors or any of its committees. The current members of the Nominating and Governance Committee are David Mussafer (Chair), Robert Bensoussan, and Jon McNeill. Our board of directors has determined that each of the members of the Nominating and Governance Committee is "independent" for purposes of the Nasdaq listing standards.
Director Nominations
The Nominating and Governance Committee considers recommendations for nominees from directors, officers, employees, stockholders, and others based upon each candidate's qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in members of our board of directors. Nominees for our board of directors must be committed to enhancing long-term stockholder value and possess a high level of personal and professional ethics, sound business judgment, appropriate experience and achievements, personal character, and integrity. Members of our board of directors are expected to understand our business and the industry in which we operate, regularly attend meetings of our board of directors and committee meetings, participate in meetings and decision making processes in an objective and constructive manner, and be available to advise our officers and management. Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates, as appropriate. Upon selection of a qualified candidate, the Nominating and Governance Committee recommends the candidate to our board of directors. The Nominating and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
The Nominating and Governance Committee does not have a formal policy regarding the consideration of diversity in identifying nominees for directors. Once the Nominating and Governance Committee has confirmed that an individual meets the general qualifications for a director, and has further determined that such individual is appropriately qualified to serve on our board of directors, the Nominating and Governance Committee then considers the extent to which the membership of the candidate on our board of directors would promote a diversity of perspectives, backgrounds and experiences among the directors, including expertise and experience in a diversity of substantive matters pertaining to our business. However, our board of directors does not believe the subjective and varying nature of this nomination process lends itself to a formal policy or fixed rules with respect to the diversity of our board of directors.
The Nominating and Governance Committee will consider director candidates recommended by stockholders. The Nominating and Governance Committee will evaluate director candidates in light of several factors, including the general criteria outlined above. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to our board of directors at an annual meeting of stockholders must do so in accordance with the process outlined in "Stockholder Proposals to be Presented at the 2018 Annual Meeting of Stockholders" section of this proxy statement and in compliance with our bylaws. Each submission must include: the name and address of the stockholder on whose behalf the submission is made; the number of our shares that are owned beneficially by that stockholder as of the date of the submission and the time period for which those shares have been held; the derivative securities interests owned beneficially by that stockholder as of the date of the submission; a statement from the record holder of the shares and derivative securities interests verifying the holdings; the full name of the proposed candidate; a description of the proposed candidate's business experience for at least the previous five years; complete biographical information for the proposed candidate; a description of the proposed candidate's qualifications as a director; and any other information described in our bylaws and in our "Guidelines for Evaluating Director Candidates," which is available on our website at www.lululemon.com.

Board Structure
We have a classified board structure where board members are elected to three-year terms, such that generally every year only one-third of the directors are considered for election or re-election. We have had this board structure continuously since lululemon became a publicly traded company in 2007. Our board of directors believes the classified board structure has served lululemon and our stockholders well and continues to benefit our stockholders. We believe continuity in membership of our board of directors has assisted in consistent application of our heritage of combining performance and style to achieve our goals.
Our board of directors also believes a classified board structure provides valuable stability and continuity of leadership for lululemon which is important to long-term stockholder value. With three-year terms, directors develop a deeper understanding of our business, values, competitive environment, and strategic goals. Experienced directors are better positioned to provide effective oversight and advice consistent with the long-term best interest of stockholders. It also enhances the board's ability to make fundamental decisions that are best for lululemon and its stockholders, such as decisions on strategic transactions, significant capital commitments, and careful deployment of financial and other resources. Electing directors to three-year terms also enhances the independence of non-employee directors. It permits them to act independently and on behalf of all stockholders without worrying whether they will be re-nominated by the other members of the board each year. The longer term reduces the influence of special interest groups or significant stockholders who may have agendas contrary to the majority of stockholders and lululemon's own long-term goals. The board of directors believes the freedom to focus on the long-term interests of lululemon, instead of short-term results and the re-nomination process, leads to greater independence and better governance.
In addition, our board of directors believes the classified board structure can be a safeguard against a purchaser gaining control of lululemon without paying fair value. Because only one-third of the directors are elected at any annual meeting, a majority of the board of directors cannot be replaced at a single annual meeting. A classified board does not preclude a change in control of lululemon. It can, however, provide the board of directors more time and flexibility to evaluate the adequacy and fairness of proposed offers, to implement the optimal method of enhancing stockholder value, to protect stockholders against abusive tactics during a takeover process, and to negotiate the best terms for all stockholders, without the threat of imminent removal of a majority of board members. Our board of directors believes that without a classified board structure, its ability to deal with proposals it believes are unfair to lululemon's stockholders or inadequate would be significantly reduced.
Although our board of directors believes a classified board structure is best for lululemon and our stockholders at this time, our board of directors also believes board composition needs to be very responsive to the changing needs of lululemon, however rapid or long-term. Our board of directors evaluates and refreshes itself on a regular basis in an effort to ensure there is proper board composition to meet the current and long-term business needs of lululemon. The average length of service on our board of directors by our current board members is approximately 3.8 years, with a majority of the members of our board of directors having less than four years of service on our board. Our board of directors believes its approach toward board turnover has achieved the right balance between the need for continuity and the need for fresh perspectives on the board and continues to place lululemon's best interests and needs above any individual agenda.
Board Leadership Structure
Our board of directors believes that one of its most important functions is to protect stockholders' interests through independent oversight of management, including the Chief Executive Officer. However, our board of directors does not believe that effective management oversight necessarily mandates a particular management structure, such as a separation of the role and identities of the Chairman of the Board and Chief Executive Officer. Our board of directors considers it important to retain flexibility to exercise its judgment as to the most appropriate management structure for lululemon, based on the particular circumstances facing lululemon from time to time.
Currently, the positions of Co-Chairmen of the Board and Chief Executive Officer are held by separate persons because our board of directors has determined that this structure aids in the oversight of management and is in the best interests of our company and our stockholders at this point in time. Glenn Murphy and David M. Mussafer currently serve as Co-Chairmen of the Board.

Board Nomination Rights
We have an agreement with Dennis J. Wilson and Advent International Corporation, each of which owns approximately 14.7% of our total outstanding shares, which gives them certain board nomination rights.
Under this agreement, Mr. Wilson has a continuing right to nominate one designee to the board of directors for so long as he owns at least 8.0% of our common stock. Ms. Henry was appointed to the board of directors in connection with Mr. Wilson's nomination rights. If Mr. Wilson takes any contesting stockholder action regarding lululemon, including such actions as making or participating in any solicitation of proxies to vote, advising or influencing any person with respect to voting shares of our stock, or making any stockholder proposal, then Mr. Wilson's nomination right will terminate and any person appointed to the board of directors in connection with this nomination right must resign from the board of directors.

Under this agreement, Advent has a continuing right to nominate two designees to the board of directors for so long as Advent owns at least 10.0% of our common stock. Advent's right will change to one designee to the board of directors if its ownership falls below 10.0% but remains at least 6.75%. Further, for so long as Advent owns at least 6.75% of our voting securities, one of its nominees will have the opportunity to serve as a Co-Chairman of the Board and at least one of its nominees will have the opportunity to join each of the committees of the board of directors (subject to independence and other applicable requirements). Mr. Mussafer and Mr. Collins were appointed to the board of directors, and Mr. Mussafer was appointed as Co-Chairman of the Board, in connection with Advent's nomination rights.

Communications with Directors
Stockholders may communicate with members of our board of directors by transmitting correspondence by mail, facsimile or email, addressed as follows:
Corporate Secretary
c/o lululemon athletica inc.
1818 Cornwall Avenue
Vancouver, British Columbia
Canada V6J 1C7
Facsimile: (604) 874-6124
Email: investors@lululemon.com
The Corporate Secretary will, as he or she deems appropriate, forward communication to our board of directors or to any individual director, directors, or committee of our board of directors to whom the communication is directed.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all of the officers, directors and employees of lululemon and our subsidiaries. The most current version is available on our website at www.lululemon.com. If we make any substantive amendments to the code or grant any waiver from a provision of the code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means required by Nasdaq rules or applicable law.
Say-on-Pay Advisory Vote on Executive Compensation
We provided stockholders a "say-on-pay" advisory vote on the compensation of our named executive officers at our 2014 annual meeting. At that meeting, stockholders expressed substantial support for the compensation of our named executive officers (who include our chief executive officer, chief financial officer and each of our next three most highly compensated executive officers during a particular fiscal year), with approximately 99% of the votes cast on the proposal voting for approval of the compensation of our named executive officers. Our current practice is to include an advisory say-on-pay vote in the proxy materials for our annual stockholder meetings every three years. Accordingly, we are including the advisory say-on-pay vote in the proxy materials for this year's annual meeting.
The Compensation Committee considered the results of the 2014 advisory say-on-pay vote when evaluating our compensation principles, design, and practices. The Compensation Committee also considered many other factors in evaluating our executive compensation programs as discussed in the Compensation Discussion and Analysis, including the Compensation Committee's assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by the Compensation Committee's independent consultant and a review of market practices for a comparative group of peers. While each of these factors bore weight on the Compensation Committee's decisions regarding the compensation arrangements of our named executive officers, the Compensation Committee did not make any changes to our executive compensation policies and practices as a direct result of the 2014 advisory say-on-pay vote.
Advisory Vote on the Frequency of Say-on-Pay Votes
We provided stockholders an opportunity to cast an advisory vote on how often we should include an advisory say-on-pay proposal in our proxy materials for future stockholder meetings at our 2011 annual meeting. Stockholders had the opportunity to recommend holding the advisory say-on-pay vote every year, every two years or every three years. At our 2011 annual meeting, stockholders holding a majority of the shares voting on this proposal preferred that we hold the advisory say-on-pay vote every three years.
After considering the results of the 2011 advisory vote on the frequency of the say-on-pay votes and other factors it deemed relevant, the Compensation Committee believed this outcome conveyed our stockholders' support for holding an advisory vote on say-on-pay every three years. Accordingly, our next say-on-pay advisory vote will be at this year's annual meeting.

The Dodd-Frank Act requires us to hold this advisory vote on the frequency of the advisory say-on-pay vote at least once every six years. Accordingly, our next advisory vote on how often we should include an advisory say-on-pay proposal in our proxy materials will be at this year's annual meeting.
Risk Oversight
In its governance role, and particularly in exercising its duty of care and diligence, our board of directors is responsible for overseeing and assessing risk management policies and procedures designed to protect the company's assets and business. While our board of directors has the ultimate oversight responsibility for the risk management process, our board of directors has delegated to the Audit Committee the initial responsibility of overseeing the company's risk assessment and risk management. In fulfilling its delegated responsibility, the Audit Committee has directed management to ensure that an approach to risk management is implemented as a part of the day-to-day operations of lululemon, and to design internal control systems with a view to identifying and managing material risks.
On a periodic basis, the Audit Committee reviews and discusses with the appropriate members of our finance team and our internal auditors the company's significant financial risk exposures and the steps that management has taken to monitor, control, and report those risks. In addition, the Audit Committee regularly evaluates the company's policies, procedures, and practices with respect to enterprise risk assessment and risk management, including discussions with management about material risk exposures and the steps being taken to monitor, control, and report those risks. The Audit Committee reports its activities to the full board of directors on a regular basis and in that regard makes such recommendations to our board of directors with respect to risk assessment and management as it may deem necessary or appropriate.
On a periodic basis, the Compensation Committee reviews the various design elements of our compensation policies and practices to determine whether any of their aspects encourage excessive or inappropriate risk-taking by our executive officers. The Compensation Committee reports its activities in this regard to the full board of directors and makes such recommendations to our board of directors with respect to our compensation policies and practices as it may deem necessary or appropriate.
Anti-Hedging Policy
Our insider trading policy prohibits our directors, officers and other employees from trading in options, warrants, puts and calls, or similar derivative securities, selling lululemon stock short and participating in hedging transactions.
Compensation Committee Interlocks and Insider Participation
The four current members of the Compensation Committee, Michael Casey (Chair), Steven J. Collins, Martha A.M. Morfitt, and Emily White, have never served as one of our officers or employees. None of our executive officers currently serves, or in fiscal 2016 served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or Compensation Committee.
Executive Officers
Our executive officers and their ages as of April 1, 2017, were as follows:

Name	Age	Position	Officer Since
Laurent Potdevin	49	Chief Executive Officer	2014
Stuart Haselden	47	Chief Financial Officer and Executive Vice President, Operations	2015
Miguel Almeida	40	Executive Vice President, Digital	2015
Celeste Burgoyne	43	Executive Vice President, Americas Retail	2016
Lee Holman	45	Executive Vice President, Creative Director	2015
Scott Stump	50	Executive Vice President, Community and Brand	2014
Gina Warren	63	Executive Vice President, People and Culture	2016
Laurent Potdevin's biographical summary is included under "Proposal No. 1 - Election of Directors".
Stuart Haselden has served as our Chief Financial Officer since February 2015 and also became our Executive Vice President, Operations in October 2015. Mr. Haselden's career spans more than 16 years of executive leadership at global apparel retailers, including J. Crew Group, Inc. and Saks Incorporated. Most recently, Mr. Haselden served as Chief Financial Officer and Executive Vice President of J. Crew from 2012 to 2015 and also served as its principal accounting officer. From 2009 to 2012, Mr. Haselden served as J. Crew's Senior Vice President of Finance and Treasurer, and served as Vice President of Financial Planning & Analysis from 2006 to 2009. Before joining J. Crew, Mr. Haselden served as the Vice President of Strategic Planning for Saks Incorporated

where he held a variety of positions from 1999 to 2005. Mr. Haselden also serves on the advisory board of the School of Human Sciences at Auburn University. Mr. Haselden received a Bachelor's degree from Auburn University and an MBA from Tulane University.
Miguel Almeida has served as our Executive Vice President, Digital since July 2015. Mr. Almeida's career spans more than 15 years of operational and senior leadership with a keen focus on digital strategies. Most recently, he was the Group VP, Digital Commerce and Mobile Solutions for Walgreens where he was responsible for omni-channel initiatives, mobile solutions, and online-to-consumer commerce across a variety of digital brands. Prior to joining Walgreens, Mr. Almeida held senior roles in the online groups of Apple and Dell where he drove global online expansion for both companies. Previously, he was a strategy consultant with The Boston Consulting Group where he worked across multiple countries in Europe and South America mainly in high technology, telecom, ecommerce, marketing and retail. Mr. Almeida received a licentiate degree in business administration from Universidade Catolica Portuguesa in Lisbon and holds an MBA from Harvard Business School.
Celeste Burgoyne was promoted to Executive Vice President, Americas Retail in 2016. Ms. Burgoyne has been with lululemon since 2006 and most recently served as Senior Vice President, Retail, North America where she was responsible for overseeing all Canadian and US retail. Prior to that, she held the positions of Vice President of Store Operations and General Manager of US Operations. Celeste started her career with Abercrombie & Fitch, where she held various positions during her 10 years with the company, including most recently, Senior Director of Stores. Ms. Burgoyne holds a BA from the University of San Diego.
Lee Holman has served as our Executive Vice President, Creative Director since October 2015. He was previously our Senior Vice President, Women's. Mr. Holman joined lululemon in 2014 with more than 20 years of design and leadership experience, including senior positions at Nike, where he served as Creative Director of Nike Sportswear and most recently as Vice President of Global Apparel, Innovation and Equipment Design Men's & Women's. Prior to Nike, Mr. Holman was Creative Director for high profile brands such as Burberry, and spent several years at Abercrombie & Fitch, Levi Strauss & Co, and Paul Smith. Mr. Holman obtained his MA Fashion Design from Central Saint Martins.
Scott (Duke) Stump has served as our Executive Vice President, Community and Brand since November 2014. Prior to joining lululemon, Mr. Stump was the Principal and Chief Architect at the Northstar Manifesto, which emphasized the role that a business conscience can play in propelling brands further on the road to growth and sustainability, where he had been since 2008. He also served as the SVP Culture, Creative and Brand Innovation at Easton Sports from January 2011 to April 2014. Prior to 2008, Mr. Stump worked at Seventh Generation as the Chief Marketing Officer and spent more than 15 years at Nike in various roles in brand, product and sales. Mr. Stump has a BA from the University of Vermont.
Gina Warren has served as our Executive Vice President, People and Culture since February 2016. Prior to joining lululemon, Ms. Warren led Nike's Global Diversity & Inclusion team from 2002 to 2014. During that time, she initiated inaugural Global Cultural Assessments, helped establish the Global Women's Leadership Council, launched women's leadership conferences and oversaw the Company's employee resource networks. From 1999 to 2002, Ms. Warren served as director of Nike Global Community Affairs and the Nike Foundation. Prior to that she directed community relations for Levi Strauss and Co. and its foundation, and worked for AT&T and its foundation in community relations, human resources and other capacities. Ms. Warren holds Bachelor's and Master's degrees in education from Arizona State University.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our board of directors has selected PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm to audit the consolidated financial statements of lululemon for the fiscal year ending January 28, 2018. PwC has acted in such capacity since its appointment in fiscal 2006. A representative of PwC is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.
Stockholder ratification of the selection of PwC as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board of directors is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate governance practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of lululemon and our stockholders.
Fees for Professional Services
The following table sets forth the aggregate fees billed or expected to be billed to lululemon for the fiscal years ended January 29, 2017 and January 31, 2016 by PwC:

	Fiscal 2016	Fiscal 2015
Audit Fees(1)	$727,494	$773,161
Audit-Related Fees(2)	$38,571	$—
Tax Fees(3)	$—	$—
All Other Fees(4)	$—	$—
 __________

(1)
Audit Fees consist of fees for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in our quarterly reports and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements, including consent procedures in connection with public filings.

(2)
Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees".

(3)
Tax Fees consist of fees for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

(4)	All Other Fees consist of fees for products and services other than the services reported above.
The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval. The Audit Committee Chair is also authorized, pursuant to delegated authority, to pre-approve additional services on a case-by-case basis, and such approvals are communicated to the full Audit Committee at its next meeting.
None of the services related to Audit-Related Fees, Tax Fees, or All Other Fees described above were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.
 Vote Required and Board Recommendation
If a quorum is present, the selection of our independent registered public accounting firm will be ratified if the votes cast for this proposal exceed the votes cast against this proposal at the annual meeting. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Our board of directors unanimously recommends a vote "FOR" the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2018.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees lululemon's financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent registered public accounting firm is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles. The Audit Committee also evaluates lululemon's policies, procedures and practices with respect to enterprise risk assessment and risk management, including discussions with management about material risk exposures and steps being taken to monitor, control, and report such risks.
The Audit Committee consists of three directors, each of whom, in the judgment of our board of directors, is an "independent director" for purposes of the Nasdaq listing standards. The Audit Committee acts pursuant to a written charter that has been adopted by our board of directors. A copy of this charter is available on our website at www.lululemon.com.
The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed and reviewed with our independent registered public accounting firm all matters required to be discussed by the Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 16, Communication with Audit Committees. The Audit Committee has met with our independent registered public accounting firm, with and without management present, to discuss the overall scope of its audit, the results of its examinations, and the overall quality of lululemon's financial reporting.
The Audit Committee has received from our independent registered public accounting firm a formal written statement describing all relationships between the firm and lululemon that might bear on the auditors' independence, as required by the applicable requirements of the PCAOB, and has discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors' independence.
Based on the review and discussions referred to above, the Audit Committee recommended to our board of directors that lululemon's audited financial statements be included in lululemon's Annual Report on Form 10-K for the fiscal year ended January 29, 2017.

AUDIT COMMITTEE

Martha A.M. Morfitt (Chair)
Robert Bensoussan
Michael Casey

PROPOSAL NO. 3
AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
TO CLARIFY MAJORITY-VOTING STANDARD
IN THE ELECTION OF DIRECTORS

Our board of directors believes that our directors in uncontested elections should be elected by a majority of the votes cast. In contested elections, plurality voting should apply. An election is contested when there are more director candidates than there are available board seats.

On June 3, 2015, our board of directors implemented a majority voting standard in the election of our directors by amending our bylaws. Our amended bylaws provide that a nominee for director will be elected to the board of directors if the votes cast for that nominee's election exceed the votes cast against that nominee's election, except that directors will be elected by plurality voting if the number of nominees exceeds the number of directors to be elected at that meeting.

Section 8.2.2 of our certificate of incorporation includes a reference to plurality voting in the election of directors. While plurality voting continues to apply in contested elections, our board of directors believes this provision could cause confusion regarding our majority voting standard in uncontested elections. Our board of directors determined that it is advisable and in the best interests of our stockholders to amend our certificate of incorporation to remove any reference to the vote required to elect directors so that it will be more clear that the election of directors will be subject to the majority voting standards provided in our bylaws, including that directors will only be elected by plurality voting in contested elections.

Accordingly, our board of directors recommends that stockholders approve an amendment to Section 8.2.2 of our certificate of incorporation to remove the reference to plurality voting as shown below, with the language to be removed indicated by ~~strikeout~~:

"8.2.2    Term. Directors assigned to be the initial Class I directors shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in 2008; directors assigned to be the initial Class II directors shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in 2009; and, directors assigned to be the initial Class III directors shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in 2010. Thereafter, at each annual meeting of stockholders of the Corporation, directors of classes the terms of which expire at such annual meeting shall be elected for terms of three years ~~by a plurality vote of all votes cast at such meeting~~. Notwithstanding the foregoing, a director whose term shall expire at any annual meeting shall continue to serve until such time as his successor shall have been duly elected and shall have qualified unless his position on the Board of Directors shall have been abolished by action taken to reduce the size of the Board of Directors prior to said meeting."

Vote Required and Board Recommendation

If a quorum is present, the approval of the amendment to our certificate of incorporation to remove the reference to plurality voting will be approved if the votes cast for this proposal represent a majority of the outstanding common stock entitled to vote at the meeting. Abstentions and broker non-votes will have the same effect as a vote against this proposal

Our board of directors unanimously recommends a vote "FOR" the approval of the amendment to our certificate of incorporation to remove the reference to plurality voting.

PROPOSAL NO. 4
ADVISORY VOTE ON EXECUTIVE COMPENSATION
The guiding principles of our compensation policies and decisions include aligning each executive's compensation with our business strategy and the interests of our stockholders and providing incentives we believe are needed to attract, motivate and retain key executives who are important to our long-term success. Consistent with this philosophy, a significant portion of the total incentive compensation for each of our executives is directly related to our financial performance results as well as other performance factors that measure our progress against the goals of our strategic and operating plans.
We encourage you to read the Compensation Discussion and Analysis section of this proxy statement, which discusses how our compensation design and practices reflect our compensation philosophy. The Compensation Committee and our board of directors believe our compensation design and practices are effective in implementing our compensation philosophy.
We are required to submit a proposal to stockholders for a (non-binding) advisory vote to approve the compensation of our named executive officers under Section 14A of the Securities Exchange Act of 1934. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation principles, policies and practices described in this proxy statement. Accordingly, the following resolution is submitted for stockholder vote at the annual meeting:

•
That the compensation of the named executive officers, as disclosed in this proxy statement (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosure that accompany the compensation tables), is hereby approved.

As an advisory vote, this proposal will not be binding on lululemon, our board of directors or the Compensation Committee, although the Compensation Committee will consider the outcome of the vote when evaluating our compensation principles, design and practices.
Vote Required and Board Recommendation
If a quorum is present, the compensation of our named executive officers will be approved, on an advisory basis, if the votes cast for this proposal exceed the votes cast against this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Our board of directors unanimously recommends a vote "FOR" the approval, on an advisory basis, of the compensation of our named executive officers.

PROPOSAL NO. 5
ADVISORY VOTE ON THE FREQUENCY OF SAY-ON-PAY VOTES
As described in Proposal No. 4, under Section 14A of the Exchange Act of 1934, our stockholders have the opportunity to cast an advisory vote to approve the compensation of our named executive officers. This Proposal No. 5 affords stockholders the opportunity to cast an advisory vote on how often we should include an advisory say-on-pay proposal in our proxy materials for future stockholder meetings. Stockholders may choose to prefer holding the advisory say-on-pay vote every year, every two years, or every three years. Stockholders may also abstain from voting on this proposal. The Dodd-Frank Act requires us to hold the advisory vote on the frequency of the advisory say-on-pay vote at least once every six years.
Our stockholders voted on a similar proposal in 2011 with the majority who voted on this proposal preferring to hold the advisory say-on-pay vote every three years. We believe holding advisory say-on-pay votes every three years has served lululemon and its stockholders well and believe it supports a longer-term focus that aligns company performance and executive pay. We believe holding an advisory say-on-pay vote every three years has allowed our long-term performance plans to play out with ample time for management, our board of directors, and stockholders to evaluate fully whether pay practices support long-term strategies.
As an advisory vote, the stockholders' preferred frequency for how often we should include an advisory say-on-pay proposal in our proxy materials for future stockholder meetings will not be binding on lululemon, our board of directors, or the Compensation Committee. However, the Compensation Committee and the board of directors value the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of conducting a say-on-pay vote.
We expect the next time our stockholders will have the opportunity to cast an advisory vote on how often we should include an advisory say-on-pay proposal in our proxy materials will be at our annual meeting of stockholders to be held in 2023.
In casting their advisory vote on how often we should include an advisory say-on-pay vote, stockholders may choose to prefer every year, every two years or every three years. Stockholders may also abstain from voting on this proposal.
Vote Required and Board Recommendation
If a quorum is present, the stockholders' preferred frequency for how often we should include an advisory say-on-pay proposal in our proxy materials for future stockholder meetings will be the option that receives the highest number of votes cast on this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Our board of directors is not making a recommendation regarding the stockholders' preferred frequency for how often we should include an advisory say-on-pay proposal in our proxy materials for future stockholder meetings.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Compensation Philosophy and Objectives
The Compensation Committee has adopted a compensation philosophy with the following goals:

•	attract, retain, and motivate the executive talent necessary to drive the achievement of lululemon's high performance retail business model and contribute to our company's success;

•	focus on pay-for-performance by linking a significant portion of executive pay to the achievement of short-term and long-term business objectives;

•
align the interests of executives and stockholders by delivering a significant component of executive pay through performance based equity compensation and through our executive share ownership guidelines; and

•	provide total compensation near the market median for achieving business goals with the ability for actual pay to reach the 75th percentile or above for substantially exceeding goals.
Role of the Compensation Committee in Executive Compensation
The Compensation Committee generally evaluates the pay of our executive officers with the goal of setting compensation opportunities at levels it believes are comparable with executives in other companies operating in the retail apparel and other related industries that are generally of similar size and scope of operations. Based on this evaluation, the Compensation Committee is responsible for establishing target compensation opportunities for our executive officers, reviewing and approving our goals and objectives relating to the compensation of our executive officers, evaluating the performance of our executive officers in light of these goals and objectives, and determining the actual compensation levels, perquisites, and other benefits of our executive officers.
The Compensation Committee is also charged with reviewing and recommending to our board of directors new or potential changes in executive compensation programs, evaluating our compensation policies and practices to determine whether they are properly coordinated and achieving their intended purposes, reviewing the various design elements of our compensation programs to determine whether any of their aspects encourage excessive or inappropriate risk-taking by our executive officers, and establishing and periodically reviewing policies for the administration of our executive compensation programs.
In setting appropriate levels of compensation for our executive officers, the Compensation Committee may base its decisions on:

•	the performance evaluations, experience, responsibilities, and potential of each individual,

•	the recommendations of the Chief Executive Officer with respect to the other executive officers,

•	information provided to the Compensation Committee with respect to the compensation of similarly situated executives at other comparable companies,

•	our absolute and relative performance and achievement of strategic goals,

•	the business judgement of the members of the Compensation Committee, and

•	the advice of its independent compensation consultant.
Role of the Independent Compensation Consultant
The Compensation Committee has engaged Frederic W. Cook & Co., or FWC, as its independent compensation consultant. FWC reports directly to the Compensation Committee and attends Compensation Committee meetings as requested. Under the terms of its engagement, FWC is responsible for reviewing Compensation Committee agendas and supporting materials in advance of each meeting, providing market data and recommendations regarding the compensation of the executive officers, advising on evolving trends and best practices in executive compensation and committee governance, assisting in the review and evaluation of our compensation policies and practices, and reviewing our Compensation Discussion and Analysis. FWC also provides independent advice to the Compensation Committee on director compensation. FWC does not provide, and is prohibited from providing, other services to lululemon and our management team. The Compensation Committee reviewed its relationship with FWC, considered FWC's independence and the existence of potential conflicts of interest, and determined that the engagement of FWC did not raise any conflict of interest. In reaching this conclusion, the Compensation Committee considered various factors, including the six factors stated in the SEC and Nasdaq rules regarding compensation committee advisor independence.

Role of Executive Officers in Executive Compensation
Our non-employee directors meet with our Chief Executive Officer at the beginning of the year to agree upon his performance objectives for the year. At the end of the year, the non-employee directors meet with the Chief Executive Officer to assess his performance taking into account his achievement of those objectives, contribution to the company's performance, ethics and integrity, and other leadership attributes and accomplishments. This evaluation is shared with the Chief Executive Officer by the Co-Chairmen of the Board and is used by the Compensation Committee in setting the Chief Executive Officer's compensation for the following year.
For the other executive officers, the Compensation Committee receives performance assessments and compensation recommendations from the Chief Executive Officer and also exercises its judgment based on each executive officer's achievement of objectives established between that executive officer and the Chief Executive Officer, contribution to the company's performance, ethics and integrity, and other leadership attributes and accomplishments.
Elements of Compensation
Our executive officer compensation consists of the following elements:

Element	Purpose	How it Works
Base Salary	Provides base level of earnings throughout the year; considers a number of factors including responsibilities, industry experience, and historical performance.	Payable bi-weekly in arrears subject to deductions required by law or authorized by the executive.
Annual Cash Incentive	Rewards the achievement of financial, operational and strategic goals, as well as individual annual performance objectives.	Generally awarded in the form of performance-based cash awards and are payable based on the achievement of corporate performance goals established by the Compensation Committee.
Long-term Incentive Awards	Rewards the achievement of our long-term performance goals and aligns the incentives of our executives with the interests of our stockholders.
Generally awarded in the form of options to purchase shares of our common stock, performance-based restricted stock unit awards which vest on the achievement of performance goals established by the Compensation Committee, and restricted stock unit awards.

Other Benefits (e.g., health benefits, life insurance)	Supports the health and wellbeing of our executives.	Executives participate in the same benefit program as other employees with coverage including health, dental, short and long term disability, and life and accidental death and dismemberment insurance.
Our compensation policies and practices with respect to each of these elements, including the basis for the compensation awarded to our executive officers, are discussed below. In addition, while each element of compensation described below is considered separately, the Compensation Committee takes into account the full compensation opportunity for each executive officer in determining his or her total compensation.
Peer Group
At least annually, the Compensation Committee, with the assistance of its independent compensation consultant, reviews the peer group used for executive compensation comparisons to ensure it consists of companies the Compensation Committee believes are appropriate for comparison purposes. In selecting peer companies, the Compensation Committee aims to identify companies with characteristics similar to ours, including that they are in the retail apparel industry or another related industry, have a strong consumer brand, are highly profitable and fast growing, and are of a comparable size (based on revenue, operating income and market capitalization). Based on these criteria, the Compensation Committee selected the following companies for the 2016 peer group:

2016 Peer Group:
Aeropostale	Chipotle Mexican Grill	Finish Line	Land's End	PVH
American Eagle Outfitters	Coach	Fossil	Michael Kors	Under Armour
Buckle	Crocs	Gildan Activewear	Netflix	Urban Outfitters
Burberry	Deckers Outdoor	Kate Spade	Panera Bread
Following a review conducted in 2016, the Compensation Committee modified the peer group to remove Aeropostale, Crocs, Fossil, and Netflix, and to add Columbia Sportswear, Tiffany & Co., and Ulta Salon to the 2017 peer group.

Base Salary
The base salary established for each of our executive officers is intended to reflect each individual's responsibilities, experience, historical performance, and other discretionary factors deemed relevant by the Compensation Committee. In order to attract and retain qualified executives, base salaries are generally targeted near the market median of base salaries of similarly situated executives at the peer group companies. Base salaries for an executive officer may vary above or below median based on his or her performance, industry experience, and length of service.
With these principles in mind, base salaries are reviewed at least annually by the Compensation Committee and may be adjusted from time to time based on the results of this review.
In considering whether to adjust base salary from year to year, the Compensation Committee may consider the following:

•	our corporate performance and the individual performance of the executive officer;

•	the relative value of the executive officer's position within the organization;

•	any new responsibilities delegated to the executive officer during the year;

•	any contractual agreements with the executive officer; and

•	the competitive marketplace for executive talent, including base salaries and total compensation for comparable positions at other similarly situated companies.
The market for our senior executive talent is global and highly competitive, with the majority of our current executives recruited from U.S.-based retailers. To provide a more relevant and consistent comparison to the competitive salaries provided to comparable executives within our peer group, which are denominated in U.S. dollars, the salaries of our executive officers are denominated and paid in U.S. dollars.
Annual Cash Incentives
The annual cash performance bonuses awarded to our executive officers are intended to compensate our executive officers for achieving financial, operational and strategic goals. These annual bonus amounts are intended to reward both overall company and individual performance during the year and, as such, can be highly variable from year to year. Cash bonuses are designed to reward annual performance against annual short-term performance metrics, as opposed to equity grants which are designed to reward the achievement of our long-term performance goals. We believe establishing cash bonus opportunities is an important factor in both attracting and retaining the services of qualified and highly skilled executives and in motivating our executives to achieve our annual objectives.
The Compensation Committee sets the target annual cash bonus levels for each of our executive officers as a percentage of his or her base salary. The payment of these cash bonuses is based on specified corporate and individual performance goals established by the Compensation Committee. Actual payouts of these cash bonuses may vary from 0% of the target bonus level for performance below a threshold to 200% of the target bonus level for achieving or exceeding the maximum performance level determined by the Compensation Committee at the beginning of the fiscal year. The table below shows the annual target bonus levels, as a percentage of each executive officer's base salary, set by the Compensation Committee for fiscal 2016 for each of our executive officers included in the summary compensation table in this proxy statement, to whom we refer as "named executive officers":

Executive	2016 Target Bonus as a Percentage of Base Salary
Laurent Potdevin	150%
Stuart Haselden	75%
Scott Stump	75%
Miguel Almeida	75%
Lee Holman	75%
The annual cash bonuses are generally paid to our executive officers through performance-based cash awards under our 2014 Equity Incentive Plan. These bonuses are generally awarded to our executives at the level of executive vice president and above and have been designed to achieve maximum tax deductibility for executive bonuses under Section 162(m) of the Code. Accordingly, no bonus payouts are made to executives unless the company achieves a performance goal determined by the Compensation Committee at the beginning of the fiscal year. If that performance goal is achieved, the Compensation Committee will have authority to pay out up to 200% of the target bonus level for the fiscal year, with any decision to pay out a lesser amount corresponding to the pre-set payout levels for the corporate and individual performance goals constituting the Compensation Committee's exercise of negative discretion for purposes of Section 162(m) of the Code.

Generally, during the first quarter of each fiscal year, the Compensation Committee approves the company's financial performance measures for the annual cash bonus awards and a range of potential payouts resulting from the achievement of each financial performance goal. The Compensation Committee also approves the relative weighting of each specific financial performance measure. During 2016, the Compensation Committee, with the assistance of management and its independent compensation consultant, undertook a detailed review of our incentive compensation programs to determine whether it believed they were appropriately aligned with our strategic direction. As a result of that review, the Compensation Committee determined that for fiscal 2016, the annual cash bonus awards would be determined entirely on the achievement of financial performance goals based on operating income, revenue and gross margin.

Annual Incentive Award ($)
= Base Salary ($) x Target Bonus (%) x Company Performance (%)

The Compensation Committee determined that for fiscal 2016, the total amount of the executive bonus payout would be based on the achievement of the financial performance goals as follows:

Financial Measure	Weighting	Threshold % of Target Payout	Target % of Target Payout	Maximum % of Target Payout
Operating Income	60%	50%	100%	233%
Revenue	20%	50%	100%	150%
Gross Margin	20%	50%	100%	150%
Weighted Total		50%	100%	200%
This formula was intended to focus the executive team on the achievement of these three key financial goals, which the Compensation Committee believed emphasized delivering quality earnings.
Following the completion of each fiscal year, the Compensation Committee reviews our performance relative to the achievement of the company's performance goals established at the beginning of the preceding fiscal year, in order to determine the amount of bonus payable to our executive officers. In making this determination, the Compensation Committee may make adjustments that will be applied in calculating whether the financial performance goals have been met to factor out extraordinary items. The Compensation Committee may reduce (but not increase) the amount of the bonus payable to an executive officer. Generally, executive officers must remain employed by us on the bonus payment date to be eligible for payment, unless the employment termination is a result of death or disability.
In March 2017, the Compensation Committee reviewed actual performance against the financial goals set at the start of the year and determined that no adjustments were deemed necessary to the results for annual incentive purposes.
As outlined below, the Compensation Committee determined that the fiscal 2016 financial goals had been achieved so that on a weighted basis the bonus payout was calculated as 101.1% of target bonus level, as outlined in the table below.

	Company Results (100% of total bonus)
	Operating Income	Revenue	Gross Margin	Weighted Total
50% of Target Payout	$400,000,000	$2,165,000,000	48.8%
100% of Target Payout	$431,500,000	$2,332,700,000	49.5%
120% of Target Payout	$460,400,000	$2,380,300,000	50.3%
150% of Target Payout	$475,000,000	$2,450,000,000	51.0%
233% of Target Payout	$495,100,000	n/a	n/a

Actual Fiscal 2016 Result	$421,152,000	$2,344,392,000	51.2%
Executive Bonus Result	83.6%	104.9%	150.0%
Weighting	60.0%	20.0%	20.0%
Weighted Bonus Result				101.1%

The actual bonuses paid to the named executive officers for fiscal 2016 performance represented 101.1% of their target bonus levels and are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
Equity-Based Compensation
Equity awards are an important component of our executive compensation program and we believe providing a significant portion of our executive officers' total compensation opportunity in equity-based compensation helps drive the achievement of our long-term performance goals and align the incentives of our executives with the interests of our stockholders. Additionally, we believe equity-based awards enable us to attract, motivate, retain, and competitively compensate executive talent.
The Compensation Committee determines the size, terms, and conditions of performance-based restricted stock unit awards, stock option grants, and restricted stock unit awards to our executive officers in accordance with the terms of the applicable plan. The Compensation Committee determined that the fiscal 2016 equity mix for the CEO would consist of 50% performance-based restricted stock units and 50% stock options, and for the remaining executive officers would consist of 50% performance-based restricted stock units, 30% stock options, and 20% restricted stock units. The equity mix is designed to emphasize our pay for performance philosophy and the achievement of long-term financial growth objectives.
Generally, each executive officer is provided with an annual performance-based restricted stock unit award, a stock option grant, and a restricted stock unit award based on his or her position with us and his or her relevant prior performance. The Compensation Committee generally establishes the annual equity award value for each executive officer other than the CEO based upon the recommendations of the CEO considering each executive officer's performance, the annual review of his or her compensation relative to the peer group companies, a comparison against compensation survey data, and an assessment of company-wide equity usage.
Performance-Based Restricted Stock Unit Awards. Each performance-based restricted stock unit represents a right to receive one share of our common stock on a specified settlement date if the performance-based restricted stock unit vests as a result of our attainment of a performance goal during the performance period as well as continued employment. Each performance-based restricted stock unit award specifies the threshold, target, and maximum number of performance-based restricted stock units that will vest at certain performance levels. The range of performance-based restricted stock units that can be earned under the fiscal 2016 awards range from 0% of target for performance below threshold to 200% of target for performance at or above maximum.
The performance period and vesting period for our performance-based restricted stock unit awards generally consist of three fiscal years. For example, performance-based restricted stock units granted in fiscal 2016 will generally vest on the third anniversary of the grant date in early fiscal 2019, depending on the achievement of the performance goals established by the Compensation Committee for the period covering fiscal 2016, 2017 and 2018.
Generally, during the first quarter of each fiscal year, the Compensation Committee establishes the minimum, target, and maximum performance and payout levels for the performance-based restricted stock unit awards. For the performance-based restricted stock units granted in fiscal 2014, the performance measure used to determine payout of the awards was three-year cumulative operating income. For the performance-based restricted stock units granted in fiscal 2015 and 2016, the performance measures that will be used to determine payout of the awards are operating income and net revenue for each year in the three-year performance period. For purposes of the awards, performance measures may be adjusted by the Compensation Committee as it deems appropriate to exclude the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual, or nonrecurring item occurring after the grant of an award. The purpose of this kind of adjustment would be to provide a consistent basis from period to period for the calculation of performance measures in order to prevent the dilution or enlargement of the participant's rights with respect to an award. The Compensation Committee seeks to establish performance-based restricted stock unit goals that require a significant level of growth in order to receive target, or any, payout and that align the executives' interests with both the achievement of our long-term strategic plan and the performance of our stock price.
Generally, at the end of each performance period, the Compensation Committee reviews the results of the company's performance relative to the performance goals for that performance period and determines the payout of the awards. For the performance-based restricted stock units awards granted in 2014, which covered the fiscal 2014 through 2016 performance period, our cumulative operating income resulted in a payout of 0% of the target performance-based restricted stock unit awards granted as outlined below.

2014 Award (2014-2016 Performance Cycle) 3-Year Cumulative Operating Income Goals			Actual 2014-2016 Cumulative Operating Income Performance
Threshold	Target	Maximum
$1,285,913,000	$1,512,838,000	$1,739,764,000	$1,166,261,000
Stock Options. Stock option awards generally have seven-year terms and vest in four equal installments beginning on the first anniversary of the date of grant to encourage executive retention and to compensate our executive officers for their contributions over the long-term. Stock options only have value to the executive officers to the extent that, on the date they are exercised, the company's share price is higher than the exercise price. We grant stock options with an exercise price equal to the closing price of our common stock as reported on Nasdaq on the date of grant.
Restricted Stock Units. Each restricted stock unit represents a right to receive one share of our common stock on a specified settlement date, if the time vesting requirement has been met. Restricted stock units generally vest in three equal installments beginning on the first anniversary of the date of grant to encourage executive retention while maintaining direct shareholder alignment.
Other Features of the Executive Compensation Program
Stock Ownership Guidelines
We believe our executive officers should have a meaningful ownership stake in lululemon to underscore the alignment of executive officer and stockholder interests and to encourage a long-term perspective. Accordingly, the Nominating and Governance Committee has adopted stock ownership guidelines for our executive officers as follows:

Position	Minimum Ownership Guidelines (Dollar Value of Shares)
Chief Executive Officer	5 x Base Salary
Other executive officers reporting to the Chief Executive Officer	3 x Base Salary
 Our executive officers are required to retain 75% of the net shares of our common stock they acquire upon the vesting or exercise of any equity incentive awards granted in fiscal 2016 onward, after deducting the number of shares of our common stock that would be needed to pay applicable taxes and/or exercise price, until they meet the applicable stock ownership guideline.
Clawback Policy. The Compensation Committee has adopted an incentive compensation recoupment policy, commonly referred to as a clawback policy, which applies to all incentive-based compensation paid or awarded to an executive officer on or after September 2015. Under the policy, if we determine that we must prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws, we will seek to recover, at the discretion of the Compensation Committee after it has reviewed the facts and circumstances that led to the requirement for the restatement and the costs and benefits of seeking recovery, the amount of erroneously awarded incentive-based compensation received by an executive officer during the three-year period immediately preceding the date on which we are required to prepare the restatement.

Other Benefits. Based on our pay-for-performance philosophy, our executive compensation program includes limited perquisites and other benefits as outlined below:

Benefits	Executive Officer Eligibility
Medical/Dental/Vision Plans	✓
Life and Disability Insurance	✓
Change in Control and Severance Plan	✓
401(k) Plan (or other defined contribution group savings program)	✓
Employee Stock Purchase Plan	Not offered
Deferred Compensation Plan	Not offered
Supplemental Executive Retirement Plan	Not offered
Defined Benefit Pension Plan	Not offered

Perquisites	Executive Officer Eligibility
Employee Discount	✓
Tax Preparation Assistance (as part of the executive's relocation)	✓
Relocation Assistance (temporary housing, moving expenses, tax equalization)	✓
Supplemental Life Insurance	✓
Fitness Benefit	✓
Executive Medical	Not offered
Financial Counseling	Not offered
Automobile	Not offered
Personal Use of Company Aircraft	Not offered
Security Services	Not offered
The cost of providing these benefits and perquisites to the named executive officers is included in the amounts shown in the "All Other Compensation" column of the Summary Compensation Table and detailed in the footnotes to the table. We believe the executive benefits we provide are reasonable and generally consistent with benefits offered by companies with which we compete for executive talent, and therefore offering these benefits serves the objective of attracting and retaining top executive talent.
Under certain circumstances, we provide relocation benefits to executive officers who relocate for work on our behalf. We believe this helps us recruit talented and experienced executives. Each of our named executive officers relocated to Canada from the United States to work for us. These executive officers each received tax preparation assistance, reimbursement of moving expenses, and reimbursement of temporary housing expenses for a limited period of time to assist with their relocation. In fiscal 2016, Mr. Potdevin also received a tax equalization payment equal to 70% of the difference between his total tax payable for the 2015 tax year and the tax that would have been payable if he had been employed exclusively in the United States throughout the 2015 tax year.
Employment Agreements and Severance Arrangements
We have employment agreements with our named executive officers which allow us to terminate their employment with us at any time, with or without cause. These agreements provide them with severance benefits under certain circumstances, including if we terminate their employment without cause. These agreements were made in order to attract and retain the services of these particular executives. The agreements were the result of negotiations between the parties, which we believe resulted in employment and severance terms and conditions that are commercially competitive and typical of the terms and conditions afforded to similarly situated executives in other companies of similar size and stage of business life cycle operating in the retail apparel industry.
In each case, any severance payments are contingent on the occurrence of certain termination (or constructive termination) events and are subject to the executive's compliance with the surviving terms of the employment agreement and the terms of a non-compete, non-solicitation, and non-disparagement agreement, as well as the executive's release of any employment-related claims he or she may have against us. These severance arrangements are intended to provide each executive with a sense of security in making the commitment to dedicate his or her professional career to our success. These severance rights do not differ based on whether or not we experience a change in control.

Risk Considerations in Determining Compensation
The Compensation Committee annually reviews the various design elements of our compensation program to determine whether it believes our compensation policies and practices encourage excessive or inappropriate risk-taking by our executive officers. Following the risk evaluation in March 2017, the Compensation Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on lululemon.
Tax Considerations in Determining Compensation
We consider the tax treatment of various forms of compensation and the potential for excise taxes to be imposed on our executive officers which might have the effect of hindering the purpose of their compensation. While we do not design our compensation programs solely for tax purposes, we do design our plans to be tax efficient for the company where possible and where the design does not add unnecessary complexity to the plans or their administration. While we endeavor to use tax-efficient compensation structures when feasible, the Compensation Committee has the discretion to deliver non-deductible forms of compensation.
Compensation Changes for Fiscal 2017
Following its annual review of the target compensation levels of the executive officers and the Chief Executive Officer's assessment of each officer's performance and individual contributions, the Compensation Committee approved increases to the base salaries of Mr. Haselden, Mr. Holman, Mr. Almeida, and Mr. Stump. Following its annual review of the target compensation of the Chief Executive Officer and an assessment of his performance, the Compensation Committee approved an increase in Mr. Potdevin's base salary. The table below shows the base salary set by the Compensation Committee for fiscal 2017 and fiscal 2016 for each of our current named executive officers:

Name	Fiscal 2017 Base Salary (USD)	Fiscal 2016 Base Salary (USD)
Laurent Potdevin	$1,100,000	$1,025,000
Stuart Haselden	$665,000	$645,000
Lee Holman	$630,000	$550,000
Miguel Almeida	$600,000	$570,000
Scott Stump	$580,000	$570,000

During fiscal 2016, the Compensation Committee, with the assistance of management and its independent compensation consultant, reviewed our incentive compensation programs to evaluate whether they were appropriately aligned with our strategic direction. As a result of that review, the Compensation Committee determined that for fiscal 2017, the performance-based cash awards for executive officers will continue to be based entirely on our achievement of financial performance goals and weighted 50% on operating income, 30% on revenue, and 20% on gross margin. For fiscal 2017, the overall maximum bonus opportunity will remain at 200% of target, and the maximum payout opportunity for each measure will be 200% of target. The Compensation Committee believes this formula will continue to focus the executive team on the achievement of these three key financial goals, with an emphasis on delivering quality earnings.
In addition, the Compensation Committee determined that the 2017 equity mix for the CEO would continue to consist of 50% performance-based restricted stock units and 50% stock options, and for the remaining executive officers would continue to consist of 50% performance-based restricted stock units, 30% stock options and 20% restricted stock units. Vesting of performance-based restricted stock units will continue to be based on both earnings and revenue and weighted 70% on operating income and 30% on revenue over the three-year performance period.

Compensation Committee Report
The Compensation Committee of the board of directors of lululemon athletica inc. has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Michael Casey (Chair)
Steven J. Collins
Martha A.M. Morfitt
Emily White

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table
The following table shows information concerning the compensation of our principal executive officer, our principal financial officer, our three other most highly compensated executive officers during fiscal 2016. We refer to these persons as our "named executive officers." The dollar amounts shown are in U.S. dollars. The amounts originally in Canadian dollars were converted to U.S. dollars for this table using the average of the average exchange rates for each fiscal month during the applicable fiscal year. Applying this formula to fiscal 2016, fiscal 2015, and fiscal 2014, CDN$1.00 was equal to USD$0.760, USD$0.773, and USD$0.898, respectively.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Laurent Potdevin, Chief Executive Officer	2016	1,021,635	—	1,895,981	1,897,736	1,549,309	191,478	6,556,139
	2015	986,540	—	2,099,973	900,127	1,029,948	207,714	5,224,302
	2014	846,869	—	1,619,982	1,081,097	520,808	38,019	4,106,775
Stuart Haselden, Chief Financial Officer and Executive Vice President, Operations(6)	2016	642,308	—	594,993	255,243	487,030	10,085	1,989,659
	2015	571,581	500,000	1,045,981	734,103	299,295	99,476	3,250,436
Scott Stump, Executive Vice President, Community and Brand(7)	2016	567,308	—	594,993	255,243	430,161	10,652	1,858,357
	2015	533,195	—	545,998	234,028	279,217	—	1,592,438
	2014	68,856	372,000	477,989	52,048	—	—	970,893
Miguel Almeida, Executive Vice President, Digital(8)	2016	567,308	—	594,993	255,243	430,161	—	1,847,705
	2015	306,735	450,000	845,939	234,033	160,116	19,033	2,015,856
Lee Holman, Executive Vice President, Creative Director (9)	2016	543,270	—	350,044	150,147	411,934	—	1,455,395
	2015	443,397	—	258,176	110,651	178,186	—	990,410
_________

(1)	The dollar amounts shown are in U.S. dollars. Mr. Haselden, Mr. Stump, Mr. Almeida and Mr. Holman were paid in Canadian dollars until March 22, 2015, after which time they were paid in U.S. dollars.

(2)
This column reflects the grant date fair value of performance-based restricted stock units, restricted stock units, and restricted shares granted. See the "Grants of Plan-Based Awards Table" for information on performance-based restricted stock units and restricted stock units granted to our named executive officers in fiscal 2016. These amounts reflect the grant date fair value of the awards at target, and do not correspond to the actual value that will be realized by the executive officer. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended January 29, 2017 for a discussion of all assumptions made by us in determining the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 values of our equity awards.

(3)
This column reflects the grant date fair value of stock options granted. See the "Grants of Plan-Based Awards Table" for information on stock options granted to our named executive officers in fiscal 2016. These amounts reflect the grant date fair value of the awards, and do not correspond to the actual value that will be realized by the executive officer. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended January 29, 2017 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.

(4)
Non-Equity Incentive Plan Compensation includes the annual performance-based cash awards paid in accordance with our 2014 Equity Incentive Plan and are reported for the fiscal year in which the relevant performance measures are satisfied rather than when awarded or paid.

(5)	The following table provides information on what all other compensation consists of.

Name	Fiscal Year	Residency and Moving Related Expenses ($)	Personal Tax Preparation Fees ($)	Tax Equalization Payments, Including Gross-Ups ($)	Total All Other Compensation ($)
Laurent Potdevin	2016	3,817	19,608	168,053	191,478
	2015	74,682	15,881	117,151	207,714
	2014	27,064	8,200	2,755	38,019
Stuart Haselden	2016	6,424	3,661	—	10,085
	2015	98,935	541	—	99,476
Scott Stump	2016	6,342	4,310	—	10,652
	2015(A)	—	—	—	—
	2014(A)	—	—	—	—
Miguel Almeida	2016(A)	—	—	—	—
	2015	18,492	541	—	19,033
Lee Holman	2016(A)	—	—	—	—
	2015(A)	—	—	—	—
(A)The aggregate of all perquisites and other personal benefits was less than $10,000.

(6)
Mr. Haselden commenced employment as our Chief Financial Officer in February 2015 and received a one year retention bonus of $500,000 in fiscal 2015 as part of his onboarding package. He received a stock option grant with a grant date fair value of $500,075 in fiscal 2015 in connection with the expansion of his role to include certain operational aspects.

(7)
Mr. Stump commenced employment as our Executive Vice President, Community and Brand in November 2014 and received a one year retention bonus of $372,000 in fiscal 2014 as part of his onboarding package.

(8)	Mr. Almeida commenced employment as our Executive Vice President, Digital in July 2015 and received a one year retention bonus of $450,000 in fiscal 2015 as part of his onboarding package.

(9)
Mr. Holman previously worked for lululemon in a non-executive capacity until October 2015, when he began serving as our Executive Vice President, Creative Director. The amounts reported as compensation earned by Mr. Holman during fiscal 2015 include the amounts earned by him in his previous capacity.

2016 Grants of Plan-Based Awards
The following table shows each plan-based award made to a named executive officer in fiscal 2016.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(1)	Target (#)(1)	Maximum (#)(1)
Laurent Potdevin	Stock Option	04/01/2016	—	—	—	—	—	—	—	84,670	68.69	1,897,736
	Performance-Based Restricted Stock Unit	04/01/2016	—	—	—	13,801	27,602	55,204	—	—	—	1,895,981
	Performance-Based Cash Award(5)	04/01/2016	766,226	1,532,453	3,064,905	—	—	—	—	—	—	—
Stuart Haselden	Stock Option	04/01/2016	—	—	—	—	—	—	—	11,388	68.69	255,243
	Performance-Based Restricted Stock Unit	04/01/2016	—	—	—	3,094	6,187	12,374	—	—	—	424,985
	Restricted Stock Unit(4)	04/01/2016	—	—	—	—	—	—	2,475	—	—	170,008
	Performance-Based Cash Award(5)	04/01/2016	240,866	481,731	963,462	—	—	—	—	—	—	—
Scott Stump	Stock Option	04/01/2016	—	—	—	—	—	—	—	11,388	68.69	255,243
	Performance-Based Restricted Stock Unit	04/01/2016	—	—	—	3,094	6,187	12,374	—	—	—	424,985
	Restricted Stock Unit(4)	04/01/2016	—	—	—	—	—	—	2,475	—	—	170,008
	Performance-Based Cash Award(5)	04/01/2016	212,741	425,481	850,962	—	—	—	—	—	—	—
Miguel Almeida	Stock Option	04/01/2016	—	—	—	—	—	—	—	11,388	68.69	255,243
	Performance-Based Restricted Stock Unit	04/01/2016	—	—	—	3,094	6,187	12,374	—	—	—	424,985
	Restricted Stock Unit(4)	04/01/2016	—	—	—	—	—	—	2,475	—	—	170,008
	Performance-Based Cash Award(5)	04/01/2016	212,741	425,481	850,962	—	—	—	—	—	—	—
Lee Holman	Stock Option	04/01/2016	—	—	—	—	—	—	—	6,699	68.69	150,147
	Performance-Based Restricted Stock Unit	04/01/2016	—	—	—	1,820	3,640	7,280	—	—	—	250,032
	Restricted Stock Unit(4)	04/01/2016	—	—	—	—	—	—	1,456	—	—	100,013
	Performance-Based Cash Award(5)	04/01/2016	203,726	407,453	814,905	—	—	—	—	—	—	—
__________

(1)	The performance-based restricted stock units vest based on achievement of performance goals over a three-year performance period.

(2)	The stock options vest in 25% installments on the four anniversary dates following the grant date.

(3)
This column reflects the grant date fair value in U.S. dollars of the award granted at target in accordance with FASB ASC Topic 718. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended January 29, 2017 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.

(4)	The restricted stock units vest in installments of 33%, 33%, and 34% on the three anniversary dates following the grant date.

(5)
Each of the performance-based cash awards shown in the table was granted under our 2014 Equity Incentive Plan, which provides flexibility to grant cash incentive awards, as well as equity awards. The material terms of the 2016 performance-based cash awards are described under "Executive Compensation - Compensation Discussion and Analysis" in the section entitled "Annual Cash Incentives."

Outstanding Equity Awards at 2016 Fiscal Year End
The following tables show information regarding the outstanding equity awards held by each of the named executive officers on January 29, 2017.

	Outstanding Stock Option Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Laurent Potdevin	03/31/2014	13,990	13,989	52.59	03/31/2021
	09/15/2014	16,645	16,644	44.20	09/15/2021
	03/30/2015	5,045	15,133	64.83	03/30/2022
	09/14/2015	6,080	18,239	53.79	09/14/2022
	04/01/2016	—	84,670	68.69	04/01/2023
Stuart Haselden	03/30/2015	1,312	3,934	64.83	03/30/2022
	09/14/2015	1,581	4,742	53.79	09/14/2022
	10/26/2015	7,523	22,570	48.30	10/26/2022
	04/01/2016	—	11,388	68.69	04/01/2023
Scott Stump	12/15/2014	1,315	1,315	53.87	12/15/2021
	03/30/2015	1,312	3,934	64.83	03/30/2022
	09/14/2015	1,581	4,742	53.79	09/14/2022
	04/01/2016	—	11,388	68.69	04/01/2023
Miguel Almeida	09/14/2015	3,162	9,484	53.79	09/14/2022
	04/01/2016	—	11,388	68.69	04/01/2023
Lee Holman	12/15/2014	1,012	1,011	53.87	12/15/2021
	03/30/2015	547	1,639	64.83	03/30/2022
	09/14/2015	659	1,976	53.79	09/14/2022
	10/26/2015	198	592	48.30	10/26/2022
	04/01/2016	—	6,699	68.69	04/01/2023
_________

(1)	The stock options vest in 25% installments on the four anniversary dates following the grant date.

	Outstanding Stock Awards
		Time-Based Vesting Awards		Performance-Based Vesting Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(2)	Market Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(3)
Laurent Potdevin	03/31/2014	—	—	30,804	2,058,323
	03/30/2015	—	—	23,137	1,546,014
	03/30/2015	6,201(4)	414,351	—	—
	04/01/2016	—	—	27,602	1,844,366
Stuart Haselden	02/02/2015	5,113(4)	341,651	—	—
	03/30/2015	—	—	6,016	401,989
	03/30/2015	1,612(4)	107,714	—	—
	04/01/2016	—	—	6,187	413,415
	04/01/2016	2,475(4)	165,380	—	—
Scott Stump	12/15/2014	—	—	1,448	96,755
	12/15/2014	2,524(4)	168,654	—	—
	03/30/2015	—	—	6,016	401,989
	03/30/2015	1,612(4)	107,714	—	—
	04/01/2016	—	—	6,187	413,415
	04/01/2016	2,475(4)	165,380	—	—
Miguel Almeida	07/13/2015	3,135(4)	209,481	—	—
	09/14/2015	—	—	7,250	484,445
	09/14/2015	1,943(4)	129,831	—	—
	04/01/2016	—	—	6,187	413,415
	04/01/2016	2,475(4)	165,380	—	—
Lee Holman	12/15/2014	—	—	1,114	74,437
	12/15/2014	316(4)	21,115	—	—
	03/30/2015	—	—	2,507	167,518
	03/30/2015	672(4)	44,903	—	—
	10/26/2015	—	—	453	30,269
	10/26/2015	121(4)	8,085	—	—
	04/01/2016	—	—	3,640	243,225
	04/01/2016	1,456(4)	97,290	—	—
_________

(1)	The market value of the restricted share awards and restricted stock units is based on $66.82 per share, the fair market value on January 27, 2017, the last trading day of our 2016 fiscal year.

(2)	The performance-based restricted stock units vest based on a three-year performance period.

(3)
The aggregate dollar value of the performance-based restricted stock units is shown at target payout value based on $66.82 per share, the fair market value on January 27, 2017, the last trading day of our 2016 fiscal year.

(4)	The restricted stock units vest in installments of 33%, 33%, and 34% on the three anniversary dates following the grant date.

2016 Option Exercises and Stock Vested
The following table provides information regarding stock options exercised by our named executive officers during fiscal 2016 and the performance-based restricted stock units, restricted stock units, and restricted shares that vested and the value realized upon vesting by our named executive officers during fiscal 2016. Stock option award value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise. Stock award value realized is calculated by multiplying the number of shares shown in the table by the closing price of our stock on the date the stock awards vested.

		Option Awards		Stock Awards
Name	Grant Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Laurent Potdevin	01/20/2014	—	—	14,039	945,105
	03/30/2015	—	—	3,054	207,061
Stuart Haselden	02/02/2015	—	—	2,518	156,141
	03/30/2015	—	—	794	53,833
Scott Stump	12/15/2014	—	—	2,451	164,977
	03/30/2015	—	—	794	53,833
Miguel Almeida	07/13/2015	—	—	1,544	118,595
	09/14/2015	—	—	957	63,306
Lee Holman	12/15/2014	—	—	306	20,597
	03/30/2015	—	—	331	22,442
	10/26/2015	—	—	60	3,421
_________

(1)
The shares shown in this column represent the total number of shares acquired on the vesting of the stock awards. However, we generally issue shares after deducting the number of shares of our common stock that would be needed to pay applicable taxes.

Potential Post-Employment Payments for Executive Officers
We do not have a pre-defined involuntary termination severance plan or policy for employees, including our named executive officers. Our practice in an involuntary termination situation for a named executive officer may include the following non-equity benefits:

•	post-employment severance benefits of 15 or 18 months, as detailed under "Potential Payments upon Termination of Employment and Change in Control";

•	salary continuation dependent on the business reason for the termination;

•	lump-sum payment based on job level and years of service with lululemon;

•	paid health care coverage and COBRA payments for a limited time; and

•	outplacement services.
Treatment of Equity Awards Upon Termination of Employment and Change in Control
The following table summarizes how stock options, performance-based restricted stock units, restricted shares, and restricted stock units would be treated generally in the event of termination of employment and upon a change in control under our 2014 Equity Incentive Plan and our current standard form of award agreements. The provisions of individual employment agreements may also establish how stock options, performance-based restricted stock units, restricted shares, and restricted stock units would be treated in the event of termination or upon a change in control.

Termination Scenario	Stock Options	Performance-Based Restricted Stock Units (PSUs)	Restricted Shares	Restricted Stock Units (RSUs)
Cause	All options immediately expire.	All PSUs are immediately forfeited.	All unvested shares of restricted stock are immediately forfeited.	All RSUs are immediately forfeited.
Retirement(1)
All unvested options will continue to vest for 12 months following the date of termination and may be exercised within the earlier of three years from the date of termination or the regular expiry date.

On the PSU vesting date, the number of PSUs that vest is equal to the number of PSUs that would have become vested if no termination had occurred, multiplied by a percentage equal to the number of full months of the participant's service during the performance period to the total number of full months contained in the performance period.
			All unvested shares of restricted stock are immediately forfeited.	All unvested RSUs are immediately forfeited.
Death	All unvested options fully vest upon death and may be exercised within the earlier of 12 months or the regular expiry date.	100% of the target number of PSUs become fully vested as of the date of death.	All unvested shares of restricted stock become fully vested.	All unvested RSUs become fully vested.
Disability	All options may be exercised within 12 months to the extent they were exercisable at the time of termination.	On the PSU vesting date, a number of PSUs become fully vested equal to the number of PSUs that would have become vested if no termination had occurred.	All unvested shares of restricted stock become fully vested.	All unvested RSUs become fully vested.
Other Termination	All options may be exercised within 90 days to the extent they were exercisable at the time of termination. All unvested options are immediately forfeited.
In the event of the participant's voluntary termination, all PSUs are immediately forfeited.

In the event of termination without cause more than 12 months before the end of the performance period, all PSUs granted are immediately forfeited.

In the event of termination without cause within 12 months of the end of the performance period, on the PSU vesting date the number of PSUs that become fully vested is equal to the number of PSUs that would have become vested if no termination had occurred, multiplied by a percentage equal to the number of full months of the participant's service during the performance period to the total number of full months contained in the performance period.
			All unvested shares of restricted stock are immediately forfeited.	All unvested RSUs are immediately forfeited.
Change in Control	Board has discretion to determine effect of change in control.
If not assumed or substituted for, 100% of the target number of PSUs become fully vested as of the date of the change in control.

If the participant's service is terminated without cause or for good reason within two years following change in control, 100% of the target number of PSUs become fully vested as of the date of such termination.
Board has discretion to determine effect of change in control on unvested shares of restricted stock.
If not assumed or substituted for, 100% of the RSUs become fully vested as of the date of the change in control.

If the participant's service is terminated without cause or for good reason within two years following change in control, 100% of the RSUs become fully vested as of the date of such termination.

_________

(1)
Retirement means an individual's termination of service (other than for cause) after the earlier of his or her completion of 25 years of service or the date on which he or she reaches at least the age of 55 and has completed at least ten years of service.

Potential Payments upon Termination of Employment and Change in Control
We have an employment agreement with each of our named executive officers which provides that the named executive officer's employment may be terminated by the executive or by us at any time, with or without cause. If the executive voluntarily resigns or we terminate the executive's employment for cause, the executive will receive only his or her accrued base salary then in effect and benefits earned and payable as of the date of termination. If we terminate the executive's employment without cause or for good reason, and subject to the executive's compliance with the surviving terms of his or her employment agreement and the release of all employment-related claims, each named executive office will be entitled to the amounts shown in the table below. These employment agreements do not provide for any payments triggered by a change in control or tax gross-up payments.
Under the terms of our 2014 Equity Incentive Plan, the board of directors may take a number of actions with respect to outstanding equity awards in connection with a change in control, including the acceleration of the unvested portion of equity awards or the cancellation of outstanding awards in exchange for substitute awards.
The following table shows the payments and the intrinsic value of accelerated equity awards that would be due to each of our named executive officers upon the termination of his or her employment for various reasons, including termination in connection with a change in control. The amounts provided in the table below assume that each termination was effective as of January 29, 2017 (the last day of our fiscal year) and are merely illustrative of the impact of hypothetical events, based on the terms of arrangements then in effect. The amounts to be payable upon an actual termination of employment can only be determined at the time of such event, based on the facts and circumstances then prevailing.

Name	Termination Scenario	Severance ($)(1)	Intrinsic Value of Accelerated Equity Awards ($)(2)(3)	Total ($)
Laurent Potdevin	Cause	—	—	—
	Death	—	6,706,374	6,706,374
	Disability	—	3,804,731	3,804,731
	Change in Control(4)	1,537,500 (5)	6,706,374	8,243,874
	Involuntary (without cause)(6)	1,537,500 (5)	2,022,493(9)	3,559,993
	Voluntary	—	—	—
Stuart Haselden	Cause	—	—	—
	Death	—	1,917,762	1,917,762
	Disability	—	1,430,148	1,430,148
	Change in Control(4)	806,250 (7)	1,917,762	2,724,012
	Involuntary (without cause)(6)	806,250 (7)	—	806,250
	Voluntary	—	—	—
Scott Stump	Cause	—	—	—
	Death	—	1,440,553	1,440,553
	Disability	—	1,257,151	1,257,151
	Change in Control(4)	712,500 (7)	1,440,553	2,153,053
	Involuntary (without cause)(6)	712,500 (7)	—	712,500
	Voluntary	—	—	—
Miguel Almeida	Cause	—	—	—
	Death	—	1,526,128	1,526,128
	Disability	—	1,402,552	1,402,552
	Change in Control(4)	712,500 (7)	1,526,128	2,238,628
	Involuntary (without cause)(8)	712,500 (7)	—	712,500
	Voluntary	—	—	—
Lee Holman	Cause	—	—	—
	Death	—	739,908	739,908
	Disability	—	612,405	612,405
	Change in Control(4)	687,500 (7)	739,908	1,427,408
	Involuntary (without cause)(8)	687,500 (7)	—	687,500
	Voluntary	—	—	—
_________

(1)	The dollar amounts shown are in U.S. dollars.

(2)
Amounts related to the death, disability, involuntary termination in connection with a change in control and involuntary termination without cause are based on the intrinsic value of unvested equity awards that would have become vested upon the triggering event on January 29, 2017 based on the fair market value of the stock on such date.

(3)	The share-based compensation expense recorded for accounting purposes may differ from the intrinsic value as disclosed in this column.

(4)
Amounts shown assume the involuntary termination of the executive officer's employment without cause in addition to the election of the board of directors to accelerate the unvested portion of the outstanding stock options and restricted shares, and 100% vesting of restricted stock units and the target number of PSUs in connection with a change in control.

(5)
Amounts payable in equal installments on the company's normal paydays over an 18-month period and will be forfeited if the executive fails to comply with certain restrictive covenants, including non-competition, non-solicitation and non-disparagement agreements.

(6)
Also includes termination of the executive officer's employment by the executive officer for "good reason," which includes in connection with (a) any material adverse change in the executive's title or diminution of the executive's responsibilities, (b) a reduction in the executive's base salary or target bonus, or (c) our breach of any of the other material terms of the executive's employment agreement.

(7)
Amounts payable in equal installments on the company's normal paydays over a 15-month period and will be forfeited if the executive fails to comply with certain restrictive covenants, including non-competition, non-solicitation, and non-disparagement agreements.

(8)	Also includes termination of the executive officer's employment by the executive officer for "constructive dismissal," which is not specifically defined in the executive's employment agreement.

(9)
Mr. Potdevin's employment agreement provides for acceleration of vesting of all performance-based restricted stock units held by Mr. Potdevin on a pro-rata basis, and acceleration of vesting of all stock options held by Mr. Potdevin to the extent the stock options were scheduled to vest on the next annual vesting date.

DIRECTOR COMPENSATION
General Description of Director Compensation
Each of our non-employee directors receives compensation for serving on our board of directors. Cash compensation is comprised of an annual retainer and fees for each meeting attended based on the following schedule:

Meeting Attendance
In-person Board Meeting	$1,500
Telephonic Board Meeting	1,000
Committee Meeting	1,000
Retainers
All non-employee directors(1)	60,000
Additional Retainers
Co-Chairman	100,000
Audit Committee Chair	20,000
Compensation Committee Chair	15,000
Nominating and Governance Committee Chair	10,000
_________
(1) For fiscal 2017, the annual cash retainer for non-employee directors will increase to $70,000.
In addition to the amounts shown in the table above, each non-employee director annually receives equity compensation consisting of an annual grant of a restricted stock award under our 2014 Equity Incentive Plan. These annual awards are generally granted after the conclusion of the annual meeting of stockholders each year if the director is then a member of our board of directors. Non-employee directors who join our board of directors other than in connection with an annual meeting generally receive these awards on a pro-rata basis. For fiscal 2016, directors who served on the board of directors for the full fiscal year received an award of restricted stock having a fair value at the time of grant equal to approximately $125,000, subject to one year vesting.
The Nominating and Governance Committee has adopted stock ownership guidelines for our directors as follows:

Position	Minimum Ownership Guidelines (Dollar Value of Shares)
Non-employee director	5 x Annual Cash Retainer Compensation

Our non-employee directors are encouraged to comply with the stock ownership guidelines within five years after their date of appointment or election to the board of directors.

The following table shows the amount of compensation we paid to each of our non-employee directors for fiscal 2016 for serving on our board of directors:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Robert Bensoussan	78,000	126,240	204,240
Michael Casey	198,166	126,240	324,406
Steven J. Collins	71,000	126,240	197,240
RoAnn Costin(2)	31,000	44,079	75,079
William H. Glenn(3)	37,000	44,079	81,079
Kathryn Henry(4)	55,500	123,806	179,306
Jon McNeill(5)	41,500	92,572	134,072
Martha A.M. Morfitt	99,000	126,240	225,240
David M. Mussafer	178,666	126,240	304,906
Rhoda M. Pitcher(6)	58,750	169,076	227,826
Emily White	71,000	126,240	197,240
_________

(1)
The amounts in this column represent the expense we recognized in fiscal 2016 in accordance with FASB ASC Topic 718. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended January 29, 2017 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.

(2)	Ms. Costin resigned as a director in April 2016 and the Compensation Committee approved the continued vesting of her fiscal 2015 restricted stock award.

(3)	Mr. Glenn's term as a director expired at the 2016 annual meeting and he did not stand for re-election.

(4)	Ms. Henry was appointed as a director in January 2016 and was granted a pro-rated restricted stock award in February 2016.

(5)	Mr. McNeill was appointed as a director in April 2016 and was granted a pro-rated restricted stock award in April 2016.

(6)	Ms. Pitcher resigned as a director in August 2016 and the Compensation Committee approved the accelerated vesting of her fiscal 2016 restricted stock award.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Procedures for Approval of Related Person Transactions
Our board of directors has adopted a written policy for approval of transactions between lululemon and our directors or director nominees, executive officers, stockholders beneficially owning more than 5% of our stock, and each of their respective immediate family members, where the amount involved in the transaction exceeds $120,000 in a single fiscal year and the party to the transaction has or will have a direct or indirect material interest. The policy provides that the Audit Committee reviews each transaction and determines whether or not to approve or ratify the transaction. In addition, the Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve or ratify transactions under certain circumstances.
In determining whether to approve or ratify transactions subject to the policy, the Audit Committee, or the Chair of the Audit Committee, as applicable, considers among other factors it deems appropriate, the related person's interest in the transaction and whether the transaction is on terms no less favorable to lululemon than terms that could have been reached with an unrelated third party.
The Audit Committee has considered and adopted the following standing pre-approvals under the policy for transactions with related persons:

•
Employment as an executive officer of lululemon, if the related compensation is either required to be reported in our proxy statement under Item 402 of SEC Regulation S-K or is approved (or recommended for approval) by the Compensation Committee;

•	Any compensation paid to a director if the compensation is required to be reported in our proxy statement under Item 402 of SEC Regulation S-K;

•	Any transaction where the related person's interest arises solely from the ownership of our stock and all holders of our common stock received the same benefit on a pro-rata basis;

•	Any transaction where the rates or charges involved are determined by competitive bids; and

•	Any transaction involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.
Transactions with Related Persons for Fiscal 2016
Anoosha Foroughi, who shares a household with Lee Holman, our Executive Vice President, Creative Director, was employed by us in a non-executive role in fiscal 2016 as our Concept Director of Women's and Men's. During fiscal 2016, we paid aggregate compensation of $273,886 to Ms. Foroughi, which includes the grant date fair value of equity awards. The cash amounts were paid in Canadian dollars and have been converted to U.S. dollars using the average of the average exchange rates for fiscal 2016, with CDN$1.00 equal to USD$0.760.
Anthem Properties, a company indirectly owned by Dennis Wilson, who is a beneficial owner of more than 5% of our total outstanding shares, owns the land and building in which our Victoria, British Columbia store is located. We currently lease the space for our Victoria store from Anthem Properties at a monthly rent of CDN$9,021. The total monthly payments due under the lease from January 30, 2017 (the first day of our 2017 fiscal year) through the end of the current lease term are approximately CDN$45,105. We have agreed to a renewal of this lease for a five year term, commencing July 1, 2017.
We entered a Materials License Agreement and an Independent Contractor Agreement, which commenced on February 1, 2011, with the Conrad Group, Inc., a company owned by Susanne Conrad, Mr. Wilson's sister-in-law. Under these two agreements, the Conrad Group provided certain personal and professional development coaching to our employees and granted us a license to use certain associated training materials. We made payments totaling $166,843 to the Conrad Group during fiscal 2016 pursuant to these two agreements. These agreements were not renewed for fiscal 2017.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT
The following table shows information concerning the "beneficial ownership" of our common stock as of April 1, 2017 by (i) those persons who we know to beneficially own more than 5% of our outstanding common stock, (ii) our directors, (iii) the "named executive officers" listed in the Summary Compensation Table, and (iv) all of our current directors and executive officers as a group. "Beneficial ownership" is a concept that takes into account shares that may be acquired within 60 days of April 1, 2017 (such as by exercising vested stock options) and shares as to which the named person has or shares voting or investment power.

Beneficial Owner(1)	Number of Shares Beneficially Owned (#)	Percent
Dennis J. Wilson(2)	20,109,131	14.7%
21 Water Street, Suite 600
Vancouver, B.C.
V6B 1A1
Advent International Corporation(3)	20,105,279	14.7%
75 State Street
Boston, MA 02109
FMR LLC(4)	19,094,388	13.9%
245 Summer Street
Boston, MA 02210
Capital Research Global Investors(5)	12,817,005	9.4%
333 South Hope Street
Los Angeles, CA 90071
The Vanguard Group, Inc.(6)	7,347,184	5.4%
100 Vanguard Blvd.
Malvern, PA 19355
Robert Bensoussan	9,223	*
Michael Casey(7)	52,489	*
Steven J. Collins(8)	15,530	*
Kathryn Henry	2,494	*
Jon McNeill(9)	1,931	*
Martha A.M. Morfitt	86,111	*
Glenn Murphy(10)	—	—
David M. Mussafer(11)	51,844	*
Laurent Potdevin(12)	104,448	*
Emily White(13)	12,198	*
Miguel Almeida(14)	7,316	*
Stuart Haselden(15)	18,036	*
Lee Holman(16)	5,339	*
Scott Stump(17)	11,804	*
Directors and executive officers as a group (16 persons)(18)	390,966	*
_________
* Less than 1%.

(1)
Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address of the beneficial owner is c/o lululemon athletica inc., at 1818 Cornwall Avenue, Vancouver, British Columbia V6J 1C7. Percentages are calculated on the basis of 137,065,309 shares of our common stock outstanding as of April 1, 2017, provided that any additional shares of our common stock that a stockholder has the right to acquire within 60 days of April 1, 2017 were deemed to be outstanding for purposes of calculating that stockholder's beneficial ownership.

(2)
Based on a Schedule 13G/A filed by Mr. Wilson with the SEC on February 9, 2016. Includes 9,415,677 shares of our common stock issuable upon the exchange of exchangeable shares of Lulu Canadian Holding, Inc. held by Mr. Wilson; 268,984 shares of our common stock issuable upon the exchange of exchangeable shares of Lulu Canadian Holding, Inc. held by Mr. Wilson's wife; 10,328,858 shares of our common stock held by LIPO Investments (USA), Inc., an entity which Mr. Wilson controls; 91,760 shares of our common stock issuable upon the exchange of exchangeable shares of Lulu Canadian Holding, Inc. held by Five Boys Investments ULC, an entity which Mr. Wilson controls; and 3,852 shares of our common stock held by Mr. Wilson. Lulu Canadian Holding, Inc. is our indirect wholly owned subsidiary and its exchangeable shares may be exchanged on a one-for-one basis for shares of our common stock.

(3)
Based on a Schedule 13D/A filed by Advent International Corporation with the SEC on October 11, 2016. Includes 21,412 shares of our common stock held by Advent Partners GPE VII-A Limited Partnership, 51,550 shares of our common stock held by Advent Partners GPE VII‑A Cayman Limited Partnership, 212,613 shares of our common stock held by Advent Partners GPE VII‑B Cayman Limited Partnership, 12,304 shares of our common stock held by Advent Partners GPE VII 2014 Limited Partnership, 34,983 shares of our common stock held by Advent Partners GPE VII 2014 Cayman Limited Partnership, 33,877 shares of our common stock held by Advent Partners GPE VII‑A 2014 Limited Partnership, 24,669 shares of our common stock held by Advent Partners GPE VII‑A 2014 Cayman Limited Partnership, 8,947 shares of our common stock held by Advent Partners GPE VII Limited Partnership, and 194,921 shares of our common stock held by Advent Partners GPE VII Cayman Limited Partnership, for each of which Advent International GPE VII, LLC ("AIGPE VII LLC") is the general partner, for which in turn Advent International Corporation ("AIC") is the manager; and 19,510,003 shares of our common stock held by Advent Puma Acquisition Limited ("APAL"). APAL is jointly owned by (a) Advent International GPE VII‑A Limited Partnership (which indirectly beneficially owns 2,345,401 shares of our common stock as an owner of APAL), Advent International GPE VII‑E Limited Partnership (which indirectly beneficially owns 4,145,147 shares of our common stock as an owner of APAL), and Advent International GPE VII‑H Limited Partnership (which indirectly beneficially owns 319,513 shares of our common stock as an owner of APAL), for each of which GPE VII GP Limited Partnership is the general partner, for which in turn AIGPE VII LLC is the general partner, for which in turn AIC is the manager; and by (b) Advent International GPE VII Limited Partnership (which indirectly beneficially owns 2,534,069 shares of our common stock as an owner of APAL), Advent International GPE VII‑B Limited Partnership (which indirectly beneficially owns 5,752,805 shares of our common stock as an owner of APAL), Advent International GPE VII‑C Limited Partnership (which indirectly beneficially owns 1,828,736 shares of our common stock as an owner of APAL), Advent International GPE VII‑D Limited Partnership (which indirectly beneficially owns 1,516,702 shares of our common stock as an owner of APAL), Advent International GPE VII‑F Limited Partnership (which indirectly beneficially owns 533,815 shares of our common stock as an owner of APAL), and Advent International GPE VII‑G Limited Partnership (which indirectly beneficially owns 533,815 shares of our common stock as an owner of APAL), for each of which GPE VII GP (Delaware) Limited Partnership is the general partner, for which in turn AIGPE VII LLC is the general partner, for which in turn AIC is the manager. AIC is managed by a board of directors composed of more than three members.

(4)
Based on a Schedule 13G/A filed by FMR LLC with the SEC on February 13, 2017. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, Fidelity Growth Company Fund, and Abigail P. Johnson may each be deemed to beneficially own the shares held by FMR LLC.

(5)	Based on a Schedule 13G/A filed by Capital Research Global Investors with the SEC on February 10, 2017.

(6)	Based on a Schedule 13G filed by The Vanguard Group, Inc. with the SEC on February 9, 2017.

(7)	Includes 18,566 shares of our common stock issuable upon exercise of options held by Mr. Casey that may be exercised within 60 days of April 1, 2017.

(8)
Includes 5,785 shares held directly by Mr. Collins and 9,745 shares indirectly beneficially owned as a limited partner of Advent Partners GPE VII-B Cayman Limited Partnership and Advent Partners GPE VII 2014 Limited Partnership, which, in turn, each indirectly beneficially own shares through Advent Puma Acquisition Limited.

(9)	Mr. McNeill joined our board of directors on April 14, 2016.

(10)	Mr. Murphy joined our board of directors on April 4, 2017.

(11)
Includes 15,785 shares held directly by Mr. Mussafer and 36,059 shares indirectly beneficially owned as a limited partner of Advent Partners GPE VII-B Cayman Limited Partnership which, in turn, indirectly beneficially owns the shares through Advent Puma Acquisition Limited.

(12)	Includes 74,966 shares of our common stock issuable upon exercise of options held by Mr. Potdevin that may be exercised within 60 days of April 1, 2017.

(13)	Includes 1,214 shares of our common stock issuable upon exercise of options held by Ms. White that may be exercised within 60 days of April 1, 2017.

(14)	Includes 6,009 shares of our common stock issuable upon exercise of options held by Mr. Almeida that may be exercised within 60 days of April 1, 2017.

(15)	Includes 14,574 shares of our common stock issuable upon exercise of options held by Mr. Haselden that may be exercised within 60 days of April 1, 2017.

(16)	Includes 4,637 shares of our common stock issuable upon exercise of options held by Mr. Holman that may be exercised within 60 days of April 1, 2017.

(17)	Includes 8,366 shares of our common stock issuable upon exercise of options held by Mr. Stump that may be exercised within 60 days of April 1, 2017.

(18)
Includes the shares held, and common stock issuable upon exercise of options held that may be exercised within 60 days of April 1, 2017, by all directors, named executive officers, and officers other than named executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Our employees prepare these reports for our directors and executive officers using information obtained from them and from lululemon's records. We believe our directors, executive officers and 10% stockholders met all applicable Section 16(a) requirements during fiscal 2016, except that due to administrative error Ms. Henry was one day late filing her Form 3, and Mr. Potdevin, Mr. Haselden, Mr. Stump, Mr. Almeida, and Mr. Holman each filed a late Form 4 to report shares that were withheld to satisfy tax obligations upon the vesting of restricted stock units.

TRANSACTION OF OTHER BUSINESS
At the date of this proxy statement, the board of directors knows of no other business that will be conducted at the 2017 annual meeting other than as described in this proxy statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT THE 2018 ANNUAL MEETING OF STOCKHOLDERS
Stockholder proposals to be included in our proxy statement for our 2018 annual meeting must be received by the Corporate Secretary of lululemon no later than December 28, 2017. Notices must be delivered to the Corporate Secretary at our executive offices at 1818 Cornwall Avenue, Vancouver, British Columbia, V6J 1C7. If we change the date of the 2018 annual meeting by more than 30 days from June 8, 2018, then the deadline will be the later of the 90th day prior to the 2018 annual meeting or the 10th day following the day on which we first publicly announce the date of the 2018 annual meeting.
Stockholders wishing to submit a proposal (including a nomination for election as a director) for consideration at the 2018 annual meeting must do so in accordance with the terms of the advance notice provisions in our bylaws. These advance notice provisions require that, among other things, the stockholder give written notice to the Corporate Secretary of lululemon no later than the 120th day prior to the first anniversary of the date on which we first mailed this proxy statement. For the 2018 annual meeting, a stockholder's notice of a proposal will be considered timely if received no later than December 28, 2017. Notices must be delivered to the Corporate Secretary at our executive offices at 1818 Cornwall Avenue, Vancouver, British Columbia, V6J 1C7. If we change the date of the 2018 annual meeting by more than 30 days from June 8, 2018, then the deadline will be the later of the 90th day prior to the 2018 annual meeting or the 10th day following the day on which we first publicly announce the date of the 2018 annual meeting.

ANNUAL REPORT AND FORM 10-K
A copy of our combined annual report to stockholders and Annual Report on Form 10-K for the fiscal year ended January 29, 2017 will be mailed with this proxy statement to those stockholders that elect to receive a paper copy of the proxy materials. For those stockholders that receive the notice, this proxy statement and our 2016 Annual report are available at www.proxyvote.com.

By order of the board of directors,

/s/ Laurent Potdevin
Laurent Potdevin
Chief Executive Officer
April 21, 2017
Whether or not you plan to attend the annual meeting, please vote your shares via the Internet or telephone, as described in the accompanying materials, as soon as possible to assure that your shares are represented at the meeting, or, if you elect to receive a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the virtual meeting you will, of course, have the right to revoke the proxy and vote your shares electronically at the meeting.

lululemon

LULULEMON ATHLETICA INC.
1818 CORNWALL AVENUE
VANCOUVER, BC CANADA V6J 1C7
ATTN: INVESTOR RELATIONS

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/lulu2017**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E25431-P92556 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

lululemon athletica inc.

The Board of Directors recommends you vote FOR all of the following nominees:

1. Class I Nominees

Nominees:

	For	Against	Abstain
1a. Michael Casey	☐	☐	☐
1b. Glenn Murphy	☐	☐	☐
1c. David M. Mussafer	☐	☐	☐
1d. Laurent Potdevin	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending January 28, 2018.	☐	☐	☐
3. To approve an amendment to the Company's certificate of incorporation to remove the reference to plurality voting.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

	For	Against	Abstain
4. To approve, on an advisory basis, the compensation of the Company's named executive officers.	☐	☐	☐

The Board of Directors has not made a recommendation for the following proposal:

	One Year	Two Years	Three Years	Abstain
5. To cast an advisory vote on how often an advisory say-on-pay proposal should be included in the proxy materials for future stockholder meetings.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

E25432-P92556

lululemon athletica inc.
Annual Meeting of Shareholders
June 8, 2017 9:00 AM PDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Laurent Potdevin and Stuart Haselden, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of lululemon athletica inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM PDT on June 8, 2017, via the Internet at: *www.virtualshareholdermeeting.com/lulu2017*, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and to vote to include an advisory say-on-pay proposal in the proxy materials every three years.

Address Changes/Comments: ____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

V.1.1